Exhibit 10.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

RAIN AND HAIL INSURANCE SERVICE, INC.,

STEVE C. HARMS,

as Shareholders’ Representative,

ACE AMERICAN INSURANCE COMPANY,

RAHA IOWA ACQUISITION CORP.

AND

ACE LIMITED

(solely for the purposes set forth herein)

DATED AS OF SEPTEMBER 14, 2010

i

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit	Description
Exhibit A	Amended Articles of Incorporation
Exhibit B	Employee List
Exhibit C	Form of Employment Agreement

SCHEDULES

Schedule	Description
Schedule 1	2010 Book Value Adjustments
Schedule 2	Scheduled Liability
Schedule 3	Equity True-up Calculations
Schedule 6.6	Employee Benefits
Schedule 6.11	ESOP Termination
Schedule 6.12(c)	Plan Vote
Schedule 6.12(e)	ESOP Participants and Individual Shareholders

Company Disclosure Schedule
Parent Disclosure Schedule

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of September 14, 2010, by and among Rain and Hail Insurance Service, Inc., an Iowa corporation (the “Company”), Steve C. Harms, as the Shareholders’ Representative (the “Shareholders’ Representative”) solely for the purposes set forth in Articles III, VII, X and XI, ACE American Insurance Company, a Pennsylvania domestic stock insurance company (“Parent”), Raha Iowa Acquisition Corp., an Iowa corporation and wholly owned subsidiary of Parent (“Merger Sub”) and, solely for the purposes set forth in Section 11.15 of this Agreement, ACE Limited, a company organized under the laws of Switzerland (“Guarantor”).

R E C I T A L S:

WHEREAS, the parties desire that Merger Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the provisions of the Iowa Business Corporation Act (“IBCA”), merge with and into the Company (the “Merger”);

WHEREAS, the Board of Directors of the Company has unanimously (except for the abstention of Michael Coleman) (i) determined that the Merger is fair to and in the best interests of the Company and its shareholders, (ii) adopted this Agreement and approved the execution and delivery of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby and (iii) resolved to recommend that this Agreement be approved by the shareholders of the Company;

WHEREAS, the Board of Directors of Merger Sub has unanimously adopted this Agreement and resolved to recommend that this Agreement be approved by the sole shareholder of Merger Sub;

WHEREAS, the Board of Directors of Parent has unanimously approved this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s entering into this Agreement, certain shareholders of the Company are entering into shareholder support agreements dated as of the date hereof (the “Shareholder Support Agreement”), pursuant to which, subject to the terms and conditions thereof, such shareholders have agreed, among other things, to vote their Shares (as defined below) to approve this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“280G/Plan Meeting” has the meaning set forth in Section 6.7.

“280G/Plan Statement” has the meaning set forth in Section 6.7.

“2010 Audited Balance Sheet” means the balance sheet as of December 31, 2010 contained in the 2010 Audited Financial Statements.

“2010 Audited Financial Statements” has the meaning set forth in Section 3.3(b).

“2010 Book Value” means an amount equal to the amount of total stockholders’ equity reflected on the 2010 Audited Balance Sheet, adjusted in accordance with Schedule 1.

“A.M. Best” has the meaning set forth in Section 4.20.

“Accounting Firm” has the meaning set forth in Section 3.3(e).

“Acquisition Proposal” has the meaning set forth in Section 6.17.

“Additional Equity Holder Payments” has the meaning set forth in Section 6.12(e).

“Additional SAR Payment Plan” has the meaning set forth in Section 6.12(c).

“Additional SAR Payments” has the meaning set forth in Section 6.12(c).

“Advisor Expenses” means the aggregate amount of (i) all fees, costs and other expenses of Morgan Stanley & Co. and (ii) all reasonable and documented fees, costs and other expenses of Davis, Brown, Koehn, Shors & Roberts, P.C., Baird Holm LLP, Husch Blackwell LLP and Kanuka Thuringer LLP, in each case, relating to or arising out of the transactions contemplated by this Agreement and that will be paid or payable by the Company or any of its Subsidiaries.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“AGIC” means Agri General Insurance Company, a stock insurance company organized under the laws of the State of Iowa.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Appraisal Amount” has the meaning set forth in Section 3.2(e).

“Articles of Incorporation” has the meaning set forth in Section 2.4(a).

“Articles of Merger” has the meaning set forth in Section 2.2.

“Audited Financial Statements” has the meaning set forth in Section 4.8(a).

“Benefit Plans” has the meaning set forth in Section 4.11(a).

“Books and Records” means all books, ledgers, files, reports, plans, records, manuals and other materials (in any form or medium) of, or maintained for, the Company and its Subsidiaries.

“Business Day” means any day other than a Saturday, a Sunday, a federal holiday or a day on which banks in the City of New York or the State of Iowa are authorized or obligated by Law to close.

“Bylaws” has the meaning set forth in Section 2.4(b).

“Canada Department” means the Office of the Superintendent of Financial Institutions (Canada).

“Canada Insurance Law” means all applicable federal and provincial insurance laws of Canada.

“Capital Stock” means (a) in the case of a corporation, its shares of capital stock, (b) in the case of a partnership or limited liability company, its partnership or membership interests or units (whether general or limited) and (c) any other interest that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity.

“Certificate” has the meaning set forth in Section 3.1(a).

“Chosen Courts” has the meaning set forth in Section 11.11.

“Class A Share” has the meaning set forth in the definition of Share in Section 1.1.

“Class B Share” has the meaning set forth in the definition of Share in Section 1.1.

“Closing” means the closing of the Merger.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

“Company Confidential Information” has the meaning set forth in Section 4.14(f).

“Company Disclosure Schedule” has the meaning set forth in the preamble to Article IV.

“Company SAR” means any stock appreciation right issued pursuant to a SAR Plan.

“Confidentiality Agreement” means the confidentiality agreement between the Company and ACE Group Holdings, Inc., dated as of August 17, 2010.

“Contingent Amount” means an amount calculated in accordance with Section 3.2(g).

“Contracts” means as to any Person, any agreement, commitment, indenture, undertaking, instrument, contract, lease, understanding or other similar arrangement to which it is a party.

“Current SRA” means the Standard Reinsurance Agreement in effect on the date of this Agreement.

“D&O Indemnitees” has the meaning set forth in Section 6.5(a).

“D&O Insurance” has the meaning set forth in Section 6.5(c).

“D&O Insurance Premium” has the meaning set forth in Section 6.5(c).

“Deductible” has the meaning set forth in Section 10.1(c).

“Designated Equity Holder” means each Equity Holder other than Parent and the ESOP.

“Dissenting Shareholders” has the meaning set forth in Section 3.2(e).

“Dissenting Shares” has the meaning set forth in Section 3.2(e).

“Effective Time” has the meaning set forth in Section 2.2.

“Employee Confidentiality Agreements” has the meaning set forth in Section 4.14(f).

“Employees” means all present officers, directors and employees of the Company or any of its Subsidiaries.

“Employment Agreement” has the meaning set forth in Section 6.14.

“Encumbrance” means any charge, claim, conditional sale or other title retention agreement, covenant, easement, encumbrance, equitable interest, exception, lien, mortgage, option, pledge, reservation, right of first refusal, right of first offer, use restriction, right-of-way, security interest, servitude, statutory lien or variance, including any restrictions on use, voting, transfer, receipt of income or exercise of any other similar attribute of ownership.

“Environmental Law” means any applicable Law that relates to or otherwise imposes liability or standards of conduct concerning environmental protection, health and safety of persons, discharges, emissions, releases or threatened releases of any noises, odors or Hazardous Substances into ambient air, water or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Hazardous Substances, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, the Occupational Safety and Health Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Water Pollution Control Act, the Clean Water Act, any so-called “Superlien” law and any other similar federal, state or local law.

“Equity Holders” means the Shareholders immediately prior to the Effective Time; provided, that with respect to Section 3.2, Equity Holders shall include any Person who presents a Certificate for transfer or surrender in accordance with Section 3.2(c) and the Shareholder who is registered as the owner in the Company’s records shall be deemed not to be an Equity Holder with respect to the Shares represented by such transferred or surrendered Certificate.

“Equity Securities” means (a) shares of Capital Stock and (b) options, warrants, redemption rights, repurchase rights, calls or other rights convertible into, or exercisable or exchangeable for, directly or indirectly, or otherwise entitling any Person to acquire, directly or indirectly, shares of Capital Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code.

“ESOP” shall mean the Rain and Hail Insurance Service, Inc. Employee Stock Ownership Plan and Employee Stock Ownership Trust Agreement.

“ESOP Advisor” has the meaning set forth in Section 4.11(n)(iii).

“ESOP Liability” shall mean any Losses arising out of any action, investigation, lawsuit, complaint, allegation or claim by the ESOP, any current or former participant or beneficiary thereof, any current or former shareholder of the Company, any Governmental Entity, or any Person acting on behalf of any of the foregoing, in connection with, relating to, or arising out of (i) any transaction entered into, action or inaction, or state of facts in existence with respect to the ESOP on or prior to the Closing or any of the transactions contemplated hereby (including the conversion and exchange of the Shares owned by the ESOP) occurring at or prior to the Closing or (ii) any payment to the participants or beneficiaries of the ESOP as contemplated by this Agreement. Notwithstanding the above, ESOP Liability shall not include any Tax or related expense incurred by Parent, the Surviving Corporation or any other Affiliate of Parent to the extent such Tax or expense arises from a Payment Default or a Holdover Claim.

“Estimated 2010 Book Value” has the meaning set forth in Section 3.3(a).

“Estimated Payment Value” means an amount equal to the sum of (i) the Estimated 2010 Book Value and (ii) 542,500,000.

“Excess Loss” has the meaning set forth in Section 10.1(c).

“Excluded Share” has the meaning set forth in Section 3.1(a).

“Extra Contractual Obligations” means all Liabilities in excess of policy limits for compensatory, consequential, exemplary, punitive or other special or similar damages that relate to any alleged or actual act, error, omission or other event in connection with any settlement, defense, investigation or handling of any claims under any contracts of insurance issued or assumed by the Insurance Companies.

“Fairness Opinion” shall have the meaning set forth in Section 4.11(n)(iii).

“FCIC” means the Federal Crop Insurance Corporation.

“Final 2010 Balance Sheet” has the meaning set forth in Section 3.3(f).

“Final 2010 Book Value” means an amount equal to the amount of total stockholders’ equity reflected on the Final 2010 Balance Sheet, adjusted in accordance with Schedule 1.

“Final Determination Amount” has the meaning set forth in Section 3.2(g).

“Final Payment Value” means an amount equal to (i) the sum of (A) the Final 2010 Book Value and (B) 542,500,000.

“Form A” has the meaning set forth in Section 6.3(a).

“Fully Diluted Number” means the number of Shares issued and outstanding immediately prior to the Effective Time.

“Fundamental Representations” has the meaning set forth in Section 11.2(i).

“GAAP” means United States generally accepted accounting principles at the applicable time.

“Governmental Authorizations” means all licenses, franchises, certificates, consents, approvals, permits, orders, exemptions, qualifications or authorizations held by the Company or any of its Subsidiaries that are issued by or obtained from a Governmental Entity.

“Governmental Entity” means any federal, state or local governmental, administrative or regulatory authority, body, agency, court, tribunal, commission or other similar entity and any self-regulatory organization.

“Guarantor” has the meaning set forth in the Preamble.

“Hazardous Substance” means any substance that is listed, defined, designated or classified as hazardous or toxic under applicable Laws, including petroleum products and byproducts, asbestos-containing material, polychlorinated biphenyls, lead-containing products and radon.

“Holdover Claim” has the meaning set forth in Section 3.2(g).

“Holdover Claim Amount” has the meaning set forth in Section 3.2(g).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IBCA” has the meaning set forth in the Recitals.

“Insurance Companies” means AGIC and RHIC.

“Insurance Contract” means any insurance policy entered into with a customer whether directly or by reinsurance.

“Insurance Policies” has the meaning set forth in Section 4.27.

“Intellectual Property” means, all of the following, whether arising or existing under the Laws of the United States or any other domestic or foreign jurisdiction anywhere in the world, (a) trademarks, trade names, service marks, service names, brand names, corporate names, Internet domain names, logos, and trade dress, and all goodwill associated therewith, and all applications, registrations, reissues, extensions, and renewals thereof, (b) patents and patent applications (in each case including continuations, continuations-in-part, divisional, provisionals, reexaminations, extensions and reissues of patent applications and patents issuing thereon), (c) trade secrets, know-how, confidential information and proprietary technology, (d) works of authorship, including copyrights, copyright registrations, and copyright applications, (e) design and database rights and rights in data (whether registered, unregistered or existing at common law), including all registrations and applications thereof and (f) Software.

“Iowa Department” means the Iowa Insurance Division.

“Iowa Insurance Law” means Chapters 505 through 523 of the Iowa Code and the rules, regulations, bulletins and circular letters issued thereunder.

“Knowledge” or any similar phrase means, with respect to the Company, the actual knowledge, after reasonable inquiry, of Scott Arnold, Michael Davenport, Robert Haney, Steve Harms, Ryan Miller and Randy Thomas and, with respect to Parent, the actual knowledge, after reasonable inquiry, of Philip Bancroft, Robert Cusumano, Brian Dowd and Evan Greenberg.

“Law” means any law, statute, ordinance, rule, regulation, code, or Order enacted, issued, promulgated or entered into by a Governmental Entity.

“Lease” means any lease, leasehold interest, sublease or license, including any amendment with respect thereto, pursuant to which the Company or any of its Subsidiaries uses or holds any Leased Real Property.

“Leased Real Property” means the real property leased by the Company or any of its Subsidiaries, as tenant, together with, to the extent leased by the Company or any of its Subsidiaries, all buildings and other structures, facilities or improvements currently located thereon, all fixtures thereto, and all easements, licenses, rights and other appurtenances relating to the foregoing.

“Legacy Representations” means all of the representations and warranties contained in Article IV other than those representations and warranties contained in Sections 4.4, 4.5, 4.6, 4.7, 4.10 (only to the extent of Taxes arising out of, or as a consequence of the Merger or related directly to this Agreement or the transactions contemplated hereby), 4.11(n)(iii)-(iv), 4.26, 4.29 and 4.30.

“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind.

“Licensed Intellectual Property” has the meaning set forth in Section 4.14(b).

“Listed Directors” has the meaning set forth in Section 6.15.

“Loss Factor” means, with respect to any item described in clause (a) of the definition of “Losses” (i) in the case of any such item that is attributable to any Legacy Representation, the Non-ACE Ownership Factor, and (ii) in all cases other than as described in clause (i) of this definition, one (1).

“Losses” or “Loss” means the product of (a) costs or expenses (including attorneys’ and accountants’ fees and expenses), judgments, fines, losses, claims, damages or liabilities incurred or amounts paid in settlement incurred in connection with any claim (including, in all cases, interest, taxes and additions and penalties payable to non-Affiliate third parties with respect thereto), whether civil, criminal, administrative or investigative and (b) the applicable Loss Factor.

“Material Adverse Effect” means an effect, event, condition or change that (1) is materially adverse to the business, assets, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that effects, events, conditions and changes relating to the following shall not constitute a Material Adverse Effect and shall not be considered in determining whether a Material Adverse Effect has occurred: (a) changes in the economy or financial or commodities markets generally in the United States or in the geographic areas served by the Company and its Subsidiaries, (b) changes in general business or economic conditions or changes that are the result of factors generally affecting the industries in which the Company and its Subsidiaries operate, (c) changes caused by the pendency or the announcement of this Agreement or transactions contemplated hereby, (d) changes in GAAP, SAP or any Law that become effective after the date hereof, (e) any failure by the Company to meet any estimates of revenues or earnings for any period (provided that the underlying cause or causes of any such failure shall not be excluded pursuant to this clause (e)), (f) any adverse effect arising out of or resulting from any hostilities, act of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions; except, in the case of each of clauses (a), (b), (d) and (f), to the extent such change or effect disproportionately affects the Company and its Subsidiaries, taken as a whole, relative to other participants in the federal crop insurance industry or (2) would prevent or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.

“Material Contracts” has the meaning set forth in Section 4.15(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“MPCI” means multi-peril crop insurance, as such insurance line is defined in the annual and quarterly statement instructions published by the National Association of Insurance Commissioners in effect on the date hereof.

“Multiemployer Plan” has the meaning set forth in Section 4.11(b).

“Negative Equity True-up” means an amount equal to (i) the amount by which the aggregate amount of the Total SAR Liability and Additional Equity Holder Payments accrued as a liability (not net of tax) on the Final 2010 Balance Sheet is less than the aggregate amount of Total SAR Liability and Additional Equity Holder Payments that (in each case) are actually paid after December 31, 2010 pursuant to the terms of the SAR Plans, the Additional SAR Payment Plan or any other arrangement that obligates the Company to make Additional Equity Holder Payments multiplied by (ii) the Non-ACE Ownership Factor. To the extent the payments referenced in the preceding sentence are tax deductible to the Surviving Corporation, such true up shall be multiplied by 0.64. An example illustrating the calculation of the Negative Equity True-up is set forth in Schedule 3.

“NLRB” means the National Labor Relations Board.

“Non-ACE Fully Diluted Number” means an amount equal to (i) the Fully Diluted Number, minus (ii) the number of Shares held by Parent and its Affiliates immediately prior to the Effective Time.

“Non-ACE Ownership Factor” means a number (rounded to the sixth decimal place) equal to (i) 1, minus (ii) the quotient of (A) the number of Shares held by Parent and its Affiliates immediately prior to the Effective Time, divided by (B) the Fully Diluted Number.

“Not-For-Profit Companies” means Crop Insurance Training Institute, an Iowa not-for-profit corporation and Rain and Hail Insurance Society, an Iowa not-for-profit corporation.

“Notice of Disagreement” has the meaning set forth in Section 3.3(c).

“Open Source Software” shall mean all Software that is distributed as “free software”, “open source software”, or under a similar licensing or distribution model, including the GNU General Public License, GNU Lesser General Public License, Mozilla Public License, BSD Licenses, the Artistic License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License and the Apache License.

“Order” means any award, decision, injunction, judgment, decree, settlement, order, process, ruling, subpoena or verdict (whether temporary, preliminary or permanent) entered, issued, made or rendered by any court, administrative agency, arbitrator, Governmental Entity or other tribunal of competent jurisdiction.

“Ordinary Course” or “Ordinary Course of Business” means the conduct of the business of the Company and its Subsidiaries in accordance with their normal day-to-day customs, practices and procedures as conducted prior to the date of this Agreement.

“Organizational Documents” has the meaning set forth in Section 4.1.

“Owned Intellectual Property” has the meaning set forth in Section 4.14(a).

“Owned Real Property” means the real property in which the Company or any of its Subsidiaries has fee title (or equivalent) interest, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or any of its Subsidiaries attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

“Ownership Percentage” means the relative ownership percentage immediately prior to the Effective Time of each Equity Holder determined by dividing (a) the number of Shares owned by such holder by (b) the Fully Diluted Number.

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Schedule” has the meaning set forth in the preamble to Article V.

“Parent Indemnitees” has the meaning set forth in Section 10.1(a).

“Payment Default” has the meaning set forth in Section 3.2(b).

“Pension Plan” has the meaning set forth in Section 4.11(b).

“Per Share Closing Payment Consideration” means an amount equal to (i) the quotient obtained by dividing (A) the amount of the Estimated Payment Value by (B) the Fully Diluted Number, minus (ii) the quotient obtained by dividing (A) the sum of (1) $70,000,000, plus (2) the Advisor Expenses by (B) the Non-ACE Fully Diluted Number.

“Per Share Contingent Consideration” means the quotient obtained by dividing the Contingent Amount by the Non-ACE Fully Diluted Number.

“Per Share Merger Consideration” has the meaning set forth in Section 3.1(a).

“Permitted Encumbrances” means (i) Encumbrances reflected or reserved against on the balance sheet dated December 31, 2009 contained in the Audited Financial Statements, (ii) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar common law or statutory Encumbrances arising or incurred in the Ordinary Course and which would not impair the operation of any of the material businesses of the Company and its Subsidiaries, (iii) liens for Taxes, assessments and other governmental charges that are not yet due and payable or are being contested in good faith by appropriate proceedings (and for which adequate reserves have been established in accordance with GAAP), (iv) with respect to real property, (A) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions, including any other agreements, conditions or restrictions that would be shown by a current title report or other similar report or listing, and (B) zoning, building, subdivision or other similar requirements or restrictions.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Governmental Entity, a trust or other entity or organization.

“Personal Data” means any data or information of or pertaining to an individual, including personally identifiable information.

“Plan Vote” has the meaning set forth in Section 6.12(c).

“Positive Equity True-up” means an amount equal to (i) the amount by which the aggregate amount of the Total SAR Liability and Additional Equity Holder Payments accrued as a liability (not net of tax) on the Final 2010 Balance Sheet is greater than the aggregate amount of Total SAR Liability and Additional Equity Holder Payments that (in each case) are actually paid after December 31, 2010 pursuant to the terms of the SAR Plans, the Additional SAR Payment Plan or any other arrangement that obligates the Company to make Additional Equity Holder Payments (for example, such plan may provide that the Additional SAR Payments and/or Additional Equity Holder Payments are adjusted for claims by Parent Indemnitees under Article X) multiplied by (ii) the Non-ACE Ownership Factor. To the extent the excess liability accruals referenced in the preceding sentence were tax-effected on Schedule 1, such true up shall be multiplied by 0.64. An example illustrating the calculation of the Positive Equity True-up is set forth in Schedule 3.

“Post-2010 Tax Period” has the meaning set forth in Section 7.2(c).

“Pre-2011 Tax Period” has the meaning set forth in Section 7.1(a).

“Preliminary Fairness Opinion” has the meaning set forth in Section 4.11(n)(iii).

“Privacy Law” means any Law relating to the collection, processing, storage, use, disclosure, loss, access, transfer or security and safeguarding of Personal Data (including encryption or similar security requirements), or relating to notices, consents, sharing, opt-out rights, disclosure to parties other than the party that collected the Personal Data, and other approvals required in connection with Personal Data.

“Proceeding” has the meaning set forth in Section 4.9.

“Producers” has the meaning set forth in Section 4.12(l).

“Proposed Adjustments” has the meaning set forth in Section 3.3(c).

“Proxy Statement” has the meaning set forth in Section 6.7.

“Proxy Term” has the meaning set forth in Section 6.12(d).

“Real Property” means the Leased Real Property and the Owned Real Property.

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

“Regulatory Agreement” has the meaning set forth in Section 4.12(e).

“Reinsurance Agreement” has the meaning set forth in Section 4.18(a).

“Related Party Transactions” has the meaning set forth in Section 4.23.

“Restrictive Condition” means any limitation, requirement or condition that would, individually or in the aggregate, reasonably be expected to (i) materially impair or interfere with the ability of the Company and its Subsidiaries to conduct their respective businesses, taken as a whole, after the Effective Time substantially in the manner as such businesses are conducted as of the date hereof, (ii) result in the sale, lease, license, disposal or holding separate (x) by Parent of any capital stock of the Surviving Corporation after the Effective Time or (y) by the Company or its Subsidiaries of any of their material assets, rights, product lines, licenses, categories of assets or businesses or other operations or interests therein or (iii) materially and adversely affect the benefits, taken as a whole, that Parent would otherwise receive from the transactions contemplated by this Agreement.

“Retirement Income Plan” means the Rain and Hail Insurance Service, Inc. Retirement Income Plan.

“RHIC” means Rain and Hail Insurance Corporation, a corporation organized under the laws of Saskatchewan.

“RMA” means the Risk Management Agency of the United States Department of Agriculture.

“SAP” has the meaning set forth in Section 4.8(c).

“SAR Plans” means the Rain and Hail Insurance Service, Inc. 2005 Formula Stock Appreciation Right Plan, the Rain and Hail Insurance Service, Inc. 2005 Discretionary Stock Appreciation Right Plan, the Rain and Hail Insurance Services, Inc. 1994 Formula Stock Appreciation Right Plan, and the Rain and Hail Insurance Service, Inc. 1994 Discretionary Stock Appreciation Right Plan, each a “SAR Plan.”

“SARs” has the meaning set forth in Section 6.12(c).

“Savings Plan” means 401(k) Plan for the Employees of Rain and Hail Insurance Service, Inc.

“Scheduled Liability” means the Liabilities described on Schedule 2.

“Section 280G Vote” has the meaning set forth in Section 6.12(a).

“Share” means each share of common, Class A stock, par value $0.01 per share, of the Company (each a “Class A Share”) and each share of common, Class B stock, par value $0.25 per share, of the Company (each a “Class B Share”) issued and outstanding immediately prior to the Effective Time.

“Shareholder Approval” has the meaning set forth in Section 4.4(b).

“Shareholder Support Agreement” has the meaning set forth in the Recitals.

“Shareholders” means a holder of Shares immediately prior to the Effective Time.

“Shareholders’ Meeting” has the meaning set forth in Section 6.7.

“Shareholders’ Representative” has the meaning set forth in the Preamble to this Agreement.

“Significant Shareholder” means a Shareholder (or a holder of any other equity interest, as applicable) owning 0.5% or more of the equity interest of the respective entity on a fully diluted basis.

“Software” shall mean all of the following: (a) computer programs, including software implementation of algorithms, models and methodologies, whether in source-code, object-code, human readable or other form, including firmware, operating systems and specifications; (b) database software that is accessed using computer programs; (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) documentation, including programmer notes, user manuals and training materials, relating to such computer programs.

“Standard Reinsurance Agreement” means the Standard Reinsurance Agreement issued by the FCIC on an annual basis with respect to federal reinsurance of MPCI insurance policies, as such agreement is in effect from time to time between the FCIC and ACE Property and Casualty Insurance Company.

“Statutory Statements” has the meaning set forth in Section 4.8(b).

“Straddle Period” has the meaning set forth in Section 7.1(b).

“Subsidiary” means, as to any Person, a Person of which more than 50% of the outstanding voting equity is owned, directly or indirectly, by the initial Person or by one or more other Subsidiaries of the initial Person. For the purposes of this definition, “voting equity” means equity that ordinarily has voting power for the election of directors or Persons performing similar functions (such as a general partner of a partnership or the manager of a limited liability company), whether at all times or only so long as no senior class of equity has such voting power by reason of any contingency.

“Superior Proposal” has the meaning set forth Section 6.17.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Surviving Corporation Shares” has the meaning set forth in Section 3.1(c).

“Tax” or “Taxes” means all federal, state or local and all foreign taxes, charges, fees, levies or other assessments (whether payable directly or by withholding) including income, gross receipts, windfall profits, value added, severance, property, production, sales, use, duty, license, excise, franchise, employment, premium, profits, capital, transfer, license or similar taxes, together with any interest, additions or penalties with respect thereto or to a failure to timely file any Tax Returns and any interest in respect of such additions or penalties.

“Tax Benefit” means the actual reduction in the Tax liability of a party resulting from any deductions, credits, or offsets against Taxes attributable to Losses for which an indemnity payment is received pursuant to the terms of this Agreement. For purposes of the preceding sentence, “Tax Benefit” shall include any refund in Taxes relating to (i) either a carryforward or a carryback of such losses or the utilization of a Tax credit; (ii) other similar items; or (iii) depreciation, amortization, or other deductions resulting from an increase in the Tax basis of an asset that the Parent Indemnitee would not otherwise have been entitled to but for the payment of such Losses.

“Tax Losses” has the meaning set forth in Section 7.1(a).

“Tax Returns” means all returns and reports (including elections, declarations, estimates, information returns, forms, elections, disclosures, schedules and statements) required to be filed with respect to Taxes.

“Terminating Event” has the meaning set forth in Section 11.4(a).

“Termination Date” has the meaning set forth in Section 9.1(b).

“Total SAR Liability” means the sum of liabilities under the SAR Plans and the Additional SAR Payment Plan.

“Transfer Taxes” has the meaning set forth in Section 7.4.

“Trustee” means Duane Tolander, solely in his capacity as the trustee of the Rain and Hail Insurance Service, Inc. Employee Stock Ownership Plan and Employee Stock Ownership Trust Agreement.

“Unaudited Financial Statements” has the meaning set forth in Section 4.8(a).

“Unresolved Adjustments” has the meaning set forth in Section 3.3(e).

Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

Section 1.3 Other Definitional Provisions. The headings preceding the text of articles and sections included in this Agreement and in the table of contents and the headings to Exhibits and Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender of words herein shall not limit any provision of this Agreement. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively (unless “without limitation” or words of similar import are already so provided). The use of the term “ordinary course of business” shall in all cases herein mean “in the ordinary course of business consistent with past practice” (unless “consistent with past practice” or words of similar import are already so provided). The use of “or” is not intended to be exclusive unless expressly indicated otherwise. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument shall mean such agreement, document or instrument as amended, modified or supplemented (including by waiver or consent) and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any Law shall mean such Law as amended, modified or supplemented (including by succession of comparable successor statutes) and in effect from time to time and all rules and regulations promulgated thereunder. References to Articles, Sections, clauses, Exhibits or Schedules shall refer to those portions of this Agreement, unless otherwise expressly provided. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of, or Exhibit or Schedule to, this Agreement. All terms defined in this Agreement have the defined meanings when used in any Schedule or Exhibit hereof or certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. References herein to “Dollars” or “$” are to United States dollars.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the IBCA, (a) at the Effective Time, Merger Sub shall be merged with and into the Company, and (b) as a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.2 Closing; Effective Time. Unless otherwise mutually agreed in writing between Parent and the Company, the Closing will be held (i) at the offices of Mayer Brown LLP, 71 S. Wacker Drive, Chicago, Illinois 60606, at 9:00 a.m., local time, following the satisfaction or waiver of all of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) in accordance with this Agreement; provided that (A) the parties hereto shall use their respective reasonable best efforts to cause the Closing to occur on (or before, if the parties so agree) December 28, 2010 and (B) after December 28, 2010, in the event the Closing shall not have occurred on December 28, 2010, the Closing shall occur on the third Business Day following the satisfaction or waiver of all of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) in accordance with this Agreement or (ii) at such other place or at such other time or on such other date as Parent and the Company may agree upon in writing. The date on which the Closing is held is referred to herein as the “Closing Date”. On the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) in the office of the Secretary of State of the State of Iowa executed in accordance with the relevant provisions of the IBCA. The term “Effective Time” means the date and time of the filing of the Articles of Merger in the office of the Secretary of State of the State of Iowa (or such later time as may be agreed by each of the parties in writing and specified in the Articles of Merger in accordance with the IBCA).

Section 2.3 Effect of the Merger. At the Effective Time, the Merger shall occur. The effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the IBCA (including section 490.1107 thereof).

Section 2.4 Articles of Incorporation; Bylaws; Directors and Officers.

(a) At the Effective Time, the Articles of Incorporation of the Company shall be amended as set forth in Exhibit A and, as amended, shall be the Articles of Incorporation of the Surviving Corporation (the “Articles of Incorporation”) until thereafter amended in accordance with the IBCA and such Articles of Incorporation.

(b) At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation (the “Bylaws”) until thereafter amended in accordance with the IBCA, the Articles of Incorporation and such Bylaws.

(c) The parties hereto shall take all actions reasonably necessary so that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the IBCA, the Articles of Incorporation and the Bylaws.

(d) The parties hereto shall take all actions reasonably necessary so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the IBCA, the Articles of Incorporation and the Bylaws.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES; OPTIONS

Section 3.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any Capital Stock of the Company:

(a) Merger Consideration. Each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by the Company or any direct or indirect wholly-owned Subsidiary of the Company or Parent (each, an “Excluded Share” and collectively, “Excluded Shares”), (ii) Dissenting Shares and (iii) Shares owned by Parent) shall be converted into the right to receive the Per Share Closing Payment Consideration and, when and if payable, the Per Share Contingent Consideration (the Per Share Closing Payment Consideration and the Per Share Contingent Consideration, collectively, the “Per Share Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares, Dissenting Shares and Shares owned by Parent) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.

(b) Cancellation of Excluded Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder of the Excluded Share, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist.

(c) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one duly authorized, validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation (“Surviving Corporation Shares”).

(d) Shares Owned by Parent. At the Effective Time, each Share owned by Parent immediately prior to the Effective Time shall be converted into and exchanged for such number of Surviving Corporation Shares (rounding up to the next whole Surviving Corporation

Share) that results in Parent owning, with respect to such Shares, the same proportion of outstanding Surviving Corporation Shares at the Effective Time as it owned in outstanding Shares immediately prior to the Effective Time.

Section 3.2 Exchange of Certificates.

(a) Surrender of Certificates. At the Effective Time, any Shareholder who surrenders or has previously surrendered Certificates (or affidavits of loss in lieu thereof as provided in Section 3.2(d)) representing Shares to the Surviving Corporation for cancellation together with any related documentation reasonably requested by the Surviving Corporation to be provided in connection therewith (including a letter of transmittal duly completed and validly executed in accordance with the instructions thereto) shall have the right to payment in respect of such Certificates in accordance with paragraph (b) below.

(b) Exchange Procedures. At and following the Effective Time, upon surrender (or surrender prior to the Effective Time) to the Surviving Corporation of a Certificate (or affidavits of loss in lieu thereof as provided in Section 3.2(d)) together with any related documentation reasonably requested by the Surviving Corporation as provided in Section 3.2(a) by a Shareholder, Parent shall promptly pay or cause to be paid to each such Shareholder a cash amount in immediately available funds (after giving effect to any required tax withholdings) equal to (i) the number of Shares represented by such Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 3.2(d)) multiplied by (ii) the Per Share Closing Payment Consideration, to an account designated by such Shareholder (or, in the case of the ESOP, designated by the Trustee) in writing. Any Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates (together with any related documentation reasonably requested by the Surviving Corporation as provided in Section 3.2(a)). On (and prior to the close of business on) December 28, 2011, Parent shall pay for the benefit of each of the Designated Equity Holders the Per Share Contingent Consideration (if any) by wire transfer of immediately available funds to an account designated in writing by the Shareholders’ Representative no later than two Business Days prior to such date. Any Per Share Contingent Consideration shall be payable to the Designated Equity Holders by the Shareholders’ Representative after the Shareholders’ Representative has received the appropriate payment, if any, from Parent; provided that with respect to the Designated Equity Holders, the amount received in respect of the Per Share Contingent Consideration shall be subject to reduction by the Shareholders’ Representative in accordance with Section 11.4. The Shareholders’ Representative shall not be required to make any payment to any holder of a Certificate who has not surrendered its Certificate (together with any related documentation reasonably requested by the Surviving Corporation as provided in Section 3.2(a)). Parent shall advise the Shareholders’ Representative in writing of the surrender of any Certificate promptly following such surrender. Any Per Share Contingent Consideration payable to the ESOP shall be paid by Parent to the Trustee for the benefit of the ESOP by wire transfer of immediately available funds to an account designated in writing by Trustee concurrently with the payment of the Per Share Contingent Consideration for the benefit of the Designated Equity Holders. The parties hereto hereby acknowledge and agree that (1) no segregated fund, account, trust, escrow account or other set-aside arrangement will be established by Parent for payment of the Per Share Contingent Consideration, (2) the Per Share Contingent Consideration (including any portion thereof paid after December 28, 2011 upon the determination of any Final Determination

Amount) shall not constitute assets of any Equity Holder, and no Equity Holder shall have any right or interest in the Per Share Contingent Consideration, until the amount of such Per Share Contingent Consideration (if any) shall become due and payable pursuant to this Section 3.2(b) and Section 3.2(g) and (3) with respect to the Per Share Contingent Consideration, no Equity Holder shall be, or be deemed to be, a creditor of Parent or any of its Affiliates unless payment of the Per Share Contingent Consideration (if any) is not made on the date it becomes due and payable pursuant to this Section 3.2(b) or Section 3.2(g), which event shall be a “Payment Default.”

(c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time, all of which shall be deemed cancelled as of the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation or Parent for transfer (together with any related documentation reasonably requested by the Surviving Corporation as provided in Section 3.2(a)), it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder of the Certificate is entitled pursuant to this Article III. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Surviving Corporation or Parent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable (together with any related documentation reasonably requested by the Surviving Corporation as provided in Section 3.2(a)).

(d) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, Parent will pay or cause the payment of an amount (after giving effect to any required tax withholdings) then required to be paid in respect of such Certificate following the delivery of any related documentation reasonably requested by the Surviving Corporation as provided in Section 3.2(a).

(e) Appraisal Rights. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the IBCA, any Shares outstanding immediately prior to the Effective Time that are held by a shareholder (a “Dissenting Shareholder”) who has neither voted in favor of the approval of this Agreement nor consented thereto in writing and who has demanded properly in writing appraisal for such Shares and otherwise properly perfected and not withdrawn or lost its rights (the “Dissenting Shares”) in accordance with the provisions of Division XIII of the IBCA will not be converted into, or represent the right to receive, the Per Share Merger Consideration. Such Dissenting Shareholders will be entitled to receive payment of the fair value of Dissenting Shares held by them in accordance with the provisions of Division XIII of the IBCA, except that all Dissenting Shares held by Shareholders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such Dissenting Shares pursuant to Section 490.1323 of the IBCA will thereupon be deemed to have been converted into, and represent the right to receive, the Per Share Merger Consideration in the manner provided in this Article III. The Company will give Merger Sub prompt notice of any written demands for appraisal, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law received by the Company relating to shareholders’ rights of appraisal. The Company will give Merger Sub the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal. The Company will not, except with the prior written consent of Merger Sub, make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal or other treatment of any such demands. Parent shall retain all amounts of the applicable Per Share Closing Payment Consideration and Per Share Contingent Consideration that would have been payable in respect of Dissenting Shares if appraisal rights had not been exercised with respect to such Dissenting Shares pending determination of the amount, if any, to be payable in respect thereof. In the event any amounts shall become due and payable in respect of such appraisal demands (each amount on a per share basis being, an “Appraisal Amount”), such Appraisal Amount shall be paid by the Surviving Corporation; provided that to the extent that such Appraisal Amount is greater than the applicable Per Share Closing Payment Consideration and Per Share Contingent Consideration, Parent shall be indemnified by the Designated Equity Holders against an amount equal to the amount of such excess in accordance with Section 10.1(a)(iii); provided further that to the extent that the aggregate amount of such applicable Per Share Closing Payment Consideration and Per Share Contingent Consideration is greater than the Appraisal Amount, the amount of such excess shall constitute an increase for purposes of calculating the Contingent Amount.

(f) FIRPTA Certificate. On the Closing Date, the Company shall deliver to Parent a statement pursuant to Treasury regulation Section 1.1445-2(c)(3) certifying that the Shares are not U.S. real property interests as defined by the Code.

(g) Contingent Amount. The Contingent Amount shall be calculated as provided in this Section 3.2(g). The Contingent Amount shall be: (i) $70,000,000, (ii) increased by (A) the amount determined pursuant to Section 3.3(h)(i), if any, (B) the Positive Equity True-up, if any and (C) any amount determined pursuant to the last proviso contained in Section 3.2(e) and (iii) decreased by (A) the amount determined pursuant to Section 3.3(h)(ii), if any, (B) the Negative Equity True-up, if any and (C) any amounts determined pursuant to Section 10.1(e), if any. In addition, the amount determined pursuant to the second sentence of this Section 3.2(g) shall bear interest from but not including the Closing Date to and including the date on which payment is made pursuant to Section 3.2(b) and this Section 3.2(g) at a rate per annum equal to the prime rate as published in The Wall Street Journal, Eastern Edition on the Closing Date and the amount of such interest shall constitute a portion of the Contingent Amount for the purposes of this Agreement. To the extent any written notice of a claim pursuant to Article X has been given on or prior to December 28, 2011 and the amount due (if any) with respect to such claim has not been finally determined as provided pursuant to Section 10.1(e) by the close of business on December 28, 2011 (such claim being a “Holdover Claim”), the Contingent Amount to be paid as Per Share Contingent Consideration pursuant to Section 3.2(b) shall be decreased by the reasonable amount claimed in good faith by the applicable Parent Indemnitee in respect of such Holdover Claim (the “Holdover Claim Amount”); provided that upon the final determination of the amount due in respect of such Holdover Claim in accordance with Section 10.1(e) (the “Final Determination Amount”) (1) to the extent that the Holdover Claim Amount exceeds the Final Determination Amount, such excess shall be (I) decreased by the Negative Equity True-up, if any and (II) increased by the Positive Equity True-up, if any, and shall be paid immediately pursuant to Section 3.2(b) by wire transfer of immediately available funds to the Shareholders’ Representative and the Trustee, and the Shareholders’ Representative and the Trustee shall each designate an account in writing to the Parent no later than two Business Days prior to such date, pursuant to Section 3.2(b), (2) such amount paid shall constitute Per Share Contingent Consideration and (3) such payment shall include interest on such amount in accordance with the third sentence of this Section 3.2(g). The parties agree that in order to avoid potential double-counting of amounts in the calculations to be made under this Section 3.2(g), the amount of the difference between (1) the amount by which the aggregate amount of the Total SAR Liability and Additional Equity Holder Payments accrued as a liability (not net of tax) on the Final 2010 Balance Sheet and (2) the aggregate amount of Total SAR Liability and Additional Equity Holder Payments that are actually paid after December 31, 2010 pursuant to the terms of the SAR Plans, the Additional SAR Payment Plan or any other arrangement that obligates the Company to make Additional Equity Holder Payments shall not be counted in the determination of any Positive Equity True-up or Negative Equity True-up pursuant to the immediately preceding sentence to the extent that such difference was counted in a previous determination of any Positive Equity True-up or Negative Equity True-up.

Section 3.3 Book Value Adjustment.

(a) Not earlier than ten (10) Business Days and not later than three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent a statement setting forth (i) the Company’s good faith estimate, together with reasonable supporting detail, of the amount of the 2010 Book Value (the “Estimated 2010 Book Value”) and (ii) the amount of the Advisor Expenses, together with reasonable supporting detail. The Estimated 2010 Book Value shall be prepared by the Company from and consistent with the Books and Records of the Company and its Subsidiaries and prepared in accordance with GAAP applied consistently with the Audited Financial Statements, subject to the adjustments set forth on Schedule 1.

(b) Promptly following December 31, 2010, the Company shall (i) prepare (A) the consolidated balance sheet as of December 31, 2010 and (B) the consolidated statements of income, cash flows and shareholders’ equity for the fiscal year ended December 31, 2010, in each case, of the Company and its Subsidiaries, together with all related schedules and notes thereto, prepared from and consistent with the Books and Records of the Company and its Subsidiaries and prepared in accordance with GAAP applied consistently with the Audited Financial Statements, (ii) retain Ernst & Young LLP to perform an audit and issue an opinion on the financial statements described in clause (i) above and (iii) use reasonable best efforts to cause the Company’s independent auditor to issue an unqualified opinion on the financial statements described in clause (i) above (such financial statements, as opined upon by the Company’s independent auditor, being the “2010 Audited Financial Statements”). The parties hereto acknowledge and agree that (1) Schedule 1 lists the accounting treatment to be afforded certain expense and other items for the purpose of computing Estimated 2010 Book Value and Final 2010 Book Value and (2) to the extent that the accounting treatment (as set forth in Schedule 1) is not reflected in the 2010 Audited Financial Statements, the Estimated 2010 Book Value and Final Book Value will be adjusted to reflect such treatment.

(c) The Shareholders’ Representative shall review the 2010 Audited Financial Statements during the thirty (30) day period commencing on the date that the Company delivers to the Shareholders’ Representative a copy of the Audited Financial Statements together with the opinion thereon of the Company’s independent auditor. In connection with the Shareholders’ Representative’s review of the 2010 Audited Financial Statements, Parent shall, promptly upon reasonable request by the Shareholders’ Representative, provide the Shareholders’ Representative and its accountants with all reasonable information with respect to the Company and its Subsidiaries (including reasonable access to all Books and Records) and all reasonable cooperation and assistance of officers and employees of the Company and its Subsidiaries responsible for tax and accounting matters of the Company and its Subsidiaries, in each case, to the extent reasonably required to enable the Shareholders’ Representative to complete its review of the 2010 Audited Financial Statements. If the Shareholders’ Representative disagrees with the 2010 Audited Balance Sheet, it must, prior to the end of the thirty- (30-) day period specified in the first sentence of this Section 3.3(c), deliver a written notice to Parent (a “Notice of Disagreement”) setting out its good faith objections (including the basis for each such objection) and specifying in reasonable detail the adjustments that, in its opinion, should be made to the 2010 Audited Balance Sheet (collectively, the “Proposed Adjustments”); provided, however, that no Proposed Adjustment shall be set forth in the Notice of Disagreement unless the basis for such Proposed Adjustment is that an amount on the 2010 Audited Balance Sheet was not arrived at in accordance with GAAP applied on a basis consistent with the preparation of the Audited Financial Statements or was arrived at based on mathematical error. To the extent that there are any Proposed Adjustments, Parent shall, no later than fifteen (15) Business Days after receipt of the Proposed Adjustments, notify the Shareholders’ Representative which, if any, of the Proposed Adjustments it accepts or rejects, and the Shareholders’ Representative and Parent shall seek in good faith to resolve any remaining differences in relation to the Proposed Adjustments and to reach agreement in writing on all such Proposed Adjustments.

(d) If the Shareholders’ Representative is satisfied with the 2010 Audited Balance Sheet (either as originally submitted or after adjustments are agreed upon by Parent and the Shareholders’ Representative in accordance with Section 3.3(c)) or the Shareholders’ Representative fails to deliver a Notice of Disagreement with respect to the 2010 Audited Balance Sheet within the thirty- (30-) day period specified in the first sentence of Section 3.3(c), then the 2010 Audited Balance Sheet (incorporating, if applicable, any agreed upon adjustments) shall be deemed to constitute the Final 2010 Balance Sheet for purposes of this Agreement.

(e) If any of the Proposed Adjustments are not resolved or otherwise agreed to (or deemed agreed to) in accordance with Section 3.3(d) (the “Unresolved Adjustments”) within fifteen (15) Business Days after Parent’s receipt of the Notice of Disagreement, then the Unresolved Adjustments may be submitted for arbitration at the request of the Shareholders’ Representative or Parent to Deloitte & Touche LLP or another nationally recognized independent accounting firm mutually agreed upon by the Shareholders’ Representative and Parent (the “Accounting Firm”). The scope of the review by the Accounting Firm shall be limited to (i) a determination of whether the portions of the 2010 Audited Balance Sheet relating to the Unresolved Adjustments were prepared in accordance with Section 3.3(b) and (ii) based on its determinations of the matters described in clause (i), a statement of the adjustments (if any) to the 2010 Audited Balance Sheet that are necessary with respect to the Unresolved Adjustments in order to comply with the requirements of this Agreement. The Accounting Firm is not to make, or be asked to make, any determination other than as set forth in the preceding sentence. The Shareholders’ Representative and Parent shall use reasonable best efforts to cause the Accounting Firm to render its written decision resolving the matters submitted to it as promptly as practicable after such submission of the Unresolved Adjustments and in any event within sixty (60) days of submission. The decision by the Accounting Firm shall be final and binding upon the parties. The fees and expenses of the Accounting Firm incurred pursuant to this Section 3.3(e) shall be borne by the Shareholders’ Representative, on the one hand, and Parent, on the other hand, in the same proportion that the aggregate amount of the items unsuccessfully disputed by each (as finally determined by the Accounting Firm) bears to the total amount of the disputed items. The Shareholders’ Representative and Parent shall promptly reimburse the other to the extent that the other paid more than the amount so required pursuant to the preceding sentence. All other fees, expenses and costs incurred by the Shareholders’ Representative or Parent in implementing the provisions of this Section 3.3 shall be borne by the Shareholders’ Representative or Parent, respectively.

(f) When: (i) pursuant to Section 3.3(d), the 2010 Audited Balance Sheet is deemed to constitute the Final 2010 Balance Sheet, (ii) the Shareholders’ Representative and Parent reach agreement in writing with respect to the 2010 Audited Balance Sheet or (iii) the 2010 Audited Balance Sheet is finally determined in accordance with the procedures set forth in Section 3.3(e), the 2010 Audited Balance Sheet as so agreed (or deemed agreed) or determined shall be the “Final 2010 Balance Sheet” for purposes of this Agreement and shall be final and binding on all parties and shall be used for the adjustment, if any, pursuant to Section 3.3(h). The parties hereto agree to use their respective reasonable best efforts to cause the Final 2010 Balance Sheet to be final and binding on all parties on or before June 30, 2011.

(g) The Trustee shall have the same rights as the Shareholders’ Representative under this Section 3.3, including the right to review the 2010 Audited Balance Sheet, request additional information, and to deliver a Notice of Disagreement.

(h) If:

(i) the Final Payment Value exceeds the Estimated Payment Value, then (A) the amount of such excess, multiplied by (B) the Non-ACE Ownership Factor, shall constitute an increase for purposes of calculating the Contingent Amount; and

(ii) the Estimated Payment Value exceeds the Final Payment Value, then (A) the amount of such excess, multiplied by (B) the Non-ACE Ownership Factor, shall constitute a decrease for purposes of calculating the Contingent Amount.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the attached disclosure schedule of the Company (subject to the applicable provisions of Section 11.14, the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization, Good Standing and Qualification. Each of the Company and, except as set forth in Section 4.1 of the Company Disclosure Schedule, its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its assets and to carry on its business as conducted as of the date hereof and is duly licensed or qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such licensing or qualification, except for failures to be so duly organized, validly existing, licensed or qualified or in good standing that would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect. True and complete copies of the certificate of incorporation, certificate of formation, bylaws or limited liability company operating agreement (or similar organizational documents) of the Company and each of its Subsidiaries (the “Organizational Documents”) as in effect on the date hereof have been provided to Parent. None of the Company or any of its Subsidiaries is in default under or in violation of any provision of any of its Organizational Documents.

Section 4.2 Capital Structure.

(a) The authorized Capital Stock of the Company consists of (i) 20,000,000 Class A Shares of which 2,799,045 are issued and outstanding as of the date of this Agreement and (ii) 8,000,000 Class B Shares of which none are issued and outstanding as of the date of this Agreement. All of the issued and outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. None of the issued and outstanding Shares was issued in violation of any federal or state securities or “blue sky” laws or any preemptive rights. Except as set forth on Section 4.2(a) of the Company Disclosure Schedules, no option to purchase Shares has been granted. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Shareholders of the Company on any matter.

(b) Except for the ESOP and as set forth in Section 4.2(b) of the Company Disclosure Schedule, there are (i) no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Shares or obligating the Company to issue or sell any Shares of, or any other interest in, the Company, (ii) outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Capital Stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person, or (iii) voting trusts, agreements with any holders of Shares or any other Equity Securities of the Company, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

(c) The stock register of the Company accurately records: (i) the name and address of each Person (including the ESOP) owning Shares, (ii) the certificate number of each certificate evidencing shares of capital stock issued by the Company, (iii) the number of shares evidenced by each such certificate, (iv) the date of issuance thereof and (v) in the case of cancellation, the date of cancellation. The ESOP holds 985,447 Shares as of the date of this Agreement.

Section 4.3 Subsidiaries. A correct and complete list of the Subsidiaries of the Company is set forth in Section 4.3 of the Company Disclosure Schedule, and such list sets forth, with respect to each such Subsidiary, its jurisdiction of organization or formation. All of the outstanding Equity Securities of the Subsidiaries of the Company have been duly authorized and validly issued, are fully-paid and non-assessable, are free of preemptive rights, and, except as set forth in Section 4.3 of the Company Disclosure Schedule, are owned by the Company or one of its Subsidiaries, as the case may be, free and clear of any Encumbrances other than those encumbrances (a) created by this Agreement and (b) created under any state insurance holding company Law. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Equity Securities of any Subsidiary or obligating the Company or any Subsidiary to issue or sell any Equity Securities of, or any other interest in, any Subsidiary. There are no voting trusts, Shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any Equity Securities of any Subsidiary. Except as set forth in Section 4.3 of the Company Disclosure Schedule (i) since December 31, 2006, Rain and Hail do Brasil, Ltda. has not incurred any Liabilities, engaged in any business activities or operations or entered into any Contract, (ii) since December 31, 2003, Rain and Hail Service de Mexico, S.A. de C.V. has not incurred any Liabilities, engaged in any business activities or operations or entered into any Contract, and (iii) to the extent that either of Rain and Hail do Brasil, Ltda. or Rain and Hail Service de Mexico, S.A. de C.V. have any Liabilities, such Liabilities are reflected or reserved against on the balance sheet dated December 31, 2009 contained in the Audited Financial Statements.

Section 4.4 Authorizations.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Merger, subject only to approval of this Agreement by the holders of Shares at a meeting at which a quorum consisting of at least a majority of the votes entitled to be cast on this Agreement exists and the filing of the Articles of Merger and such other documents as required by the IBCA.

(b) The Board of Directors of the Company has unanimously (except for the abstention of Michael Coleman) (i) determined that the Merger is fair to and in the best interests of the Company and its shareholders, (ii) adopted this Agreement and approved the execution and delivery of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby and (iii) resolved to recommend that this Agreement be approved by the shareholders of the Company. The Board of Directors of the Company has directed that this Agreement be submitted to the holders of Shares for their approval. The only vote of the holders of Shares required to approve this Agreement and approve the transactions contemplated hereby (other than the Section 280G Vote) is the affirmative vote of the holders of a majority of the Shares represented and voted at a meeting at which a quorum consisting of at least a majority of the votes entitled to be cast on this Agreement exists (the “Shareholder Approval”).

Section 4.5 Consents and Approvals. Except as set forth in Section 4.5 of the Company Disclosure Schedule or as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect, no consent, approval, waiver, authorization, notice or filing is required to be obtained by the Company or any of its Subsidiaries from, or to be given by the Company or any of its Subsidiaries to, or made by the Company or any of its Subsidiaries with, any Governmental Entity or other Person, in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.6 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, do not and will not (a) violate any provision of the Organizational Documents, (b) violate any Law applicable to the ESOP, (c) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings set forth on Section 4.5 of the Company Disclosure Schedule or required to be made or obtained by Parent, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of the Company or any of its Subsidiaries under, or result in a loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any Contract, or result in the creation of any Encumbrance upon any of the Equity Securities or assets of the Company or any of its Subsidiaries, or (d) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings set forth on Section 4.5 of the Company Disclosure Schedule or required to be made or obtained by Parent, violate or result in a breach of or constitute a default under any Law to which the Company or any of its Subsidiaries is subject, except in the case of clauses (c) and (d) for such conflict, breach, default, termination, cancellation, modification, acceleration, loss or Encumbrance that would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 4.7 Binding Effect. This Agreement, assuming the due execution and delivery by Parent and Merger Sub, constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting or relating to creditors’ rights generally, and the availability of injunctive relief and other equitable remedies.

Section 4.8 Financial Statements.

(a) Set forth on Section 4.8(a)-1 of the Company Disclosure Schedule is a true and complete copy of the audited consolidated balance sheets and audited consolidated statements of income and shareholders’ equity and cash flows of the Company and its Subsidiaries as of and for each of the fiscal years ended December 31, 2009, 2008 and 2007, together with all related schedules and notes thereto, accompanied by the reports thereon of the Company’s independent auditor (the “Audited Financial Statements”). The Audited Financial Statements (i) were prepared from and are consistent with the Books and Records of the Company and its Subsidiaries and were prepared in accordance with GAAP consistently applied and (ii) fairly present in all material respects the financial condition and results of operations and cash flows of the Company and its Subsidiaries, on a consolidated basis, including accrued expenses relating to the ESOP, as of and for the dates thereof and the periods then ended. Set forth on Section 4.8(a)-2 of the Company Disclosure Schedule is a true and complete copy of the unaudited consolidated balance sheets and unaudited consolidated statements of income of the

Company and its Subsidiaries as of and for each of the fiscal quarters ended March 31, 2010 and June 30, 2010 (the “Unaudited Financial Statements”). The Unaudited Financial Statements (x) were prepared from and are consistent with the Books and Records of the Company and its Subsidiaries and were prepared in accordance with GAAP consistently applied (except for the absence of footnotes and changes resulting from normal year-end adjustments, which will not be material in effect) and (y) fairly present in all material respects the financial condition and results of operations of the Company and its Subsidiaries, on a consolidated basis, as of and for the dates thereof and the periods then ended.

(b) A true and complete copy of the audited annual statutory financial statements of each of the Insurance Companies as of and for each of the years ended December 31, 2009, 2008 and 2007, as filed with the Iowa Department and the Canada Department, in each case together with the exhibits, schedules, amendments, supplements and notes thereto and any affirmations and certifications filed therewith, has been provided to Parent (collectively, the “Statutory Statements”).

(c) The Statutory Statements (i) were prepared from and are consistent with the Books and Records of each of the Insurance Companies, were filed with the Iowa Department and the Canada Department, as the case may be, on forms prescribed or permitted by the Iowa Department and the Canada Department, respectively, and were prepared in accordance with the accounting practices and procedures permitted, as then in effect, of the Iowa Department and the Canada Department, respectively, applied on a consistent basis during the periods presented (“SAP”) and (ii) present fairly in all material respects the statutory financial position of each Insurance Company, including its admitted assets, liabilities, capital and surplus, at the respective dates thereof and the statutory results of operations and cash flows of such Insurance Company for the respective periods then ended, in each case in accordance with SAP. There are no permitted practices utilized in the preparation of the Statutory Statements.

(d) The reserves and other liability amounts established or reflected on each Statutory Statement, including reserve and other liability amounts in respect of Insurance Contracts, (i) were determined in accordance with U.S. generally accepted actuarial standards or Canada generally accepted actuarial standards, as applicable, applied on a consistent basis for the periods presented and based on reasonable actuarial assumptions and (ii) are in compliance in all material respects with the requirements of applicable Law.

(e) Since December 31, 2007, there has been (i) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) under applicable Law or the Company’s policies and procedures as in effect from time to time and (ii) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

Section 4.9 Litigation and Claims. Other than as set forth in Section 4.9 of the Company Disclosure Schedule, there is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or investigation (“Proceeding”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets or businesses, except for (a) Proceedings that are not reasonably expected to result in

(i) any Liability that would be material to the Company and its Subsidiaries, taken as a whole, or (ii) any grant of an equitable remedy against the Company or any of its Subsidiaries and (b) Proceedings under or relating to contracts of insurance issued or assumed by the Insurance Companies other than (i) Proceedings alleging claims for Extra Contractual Obligations and (ii) Proceedings for claims in excess of $500,000. None of the Company or any of its Subsidiaries is subject to any Order.

Section 4.10 Taxes.

(a) All Tax Returns of the Company and its Subsidiaries that are required to be filed on or before the date of this Agreement and the Closing have been or will have been duly and timely filed (taking into account any extensions) in the manner prescribed by applicable Law, and all such Tax Returns are or will be true, correct and complete in all material respects.

(b) All Taxes due and owing by the Company and its Subsidiaries, including amounts required to be withheld or collected by the Company and its Subsidiaries, have been or will have been duly and timely paid, other than any amounts for Taxes properly reserved for on the Audited Financial Statements and shown on Section 4.10(b) of the Company Disclosure Schedule.

(c) There is no lien for Taxes upon any asset of the Company or any of its Subsidiaries, other than (i) liens for Taxes that are not yet due and payable and (ii) liens arising from Taxes properly reserved for on the Audited Financial Statements and shown on Section 4.10(c) of the Company Disclosure Schedule.

(d) No issues that have been raised in writing by the relevant taxing authority in connection with any examination of the Tax Returns are currently pending, and all deficiencies asserted or assessments made, if any, as a result of such examinations have been paid in full, unless the validity or amount thereof is being contested by the Company or any of its Subsidiaries in good faith by appropriate action.

(e) Except as set forth in Section 4.10(e) of the Company Disclosure Schedule, no waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company or any of its Subsidiaries.

(f) The Company or any of its Subsidiaries has never been a member of an affiliated, combined, consolidated or unitary Tax group other than the group for which the Company is the common parent and neither the Company nor any of its Subsidiaries has any material liability for Taxes of any other Person under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise, other than a Person that is a member of any affiliated, combined, consolidated or unitary Tax group for which the Company is the common parent.

(g) No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries.

(h) Except as set forth in Section 4.10(h) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any Tax allocation or other agreements pursuant to which it will have an obligation to make any payments after the Closing Date.

(i) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-2010 Tax Period as a result of any (A) change in method of accounting for a Pre-2011 Tax Period under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Law), (B) installment sale or open transaction disposition or intercompany transaction made on or prior to the Closing Date or (C) prepaid amount received on or prior to the Closing Date.

(j) Neither the Company nor any of its Subsidiaries has engaged in any transaction that gives rise to (i) a registration obligation with respect to any person under Section 6111 of the Code; (ii) a list maintenance obligation with respect to any person under Section 6112 of the Code; or (iii) a disclosure obligation as a “reportable transaction” under Section 6011.

(k) Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(l) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has been or is subject to any material Tax in a jurisdiction other than a Tax jurisdiction where a Tax Return is currently filed.

(m) Except as set forth in Section 4.10(m) of the Company Disclosure Schedule, no request has been made for an extension of time within which to file any Tax Return of or with respect to the Company or any of its Subsidiaries which Tax Return has subsequently not been filed. No outstanding agreements, waivers, or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of or with respect to the Company or any of its Subsidiaries has been given by or on behalf of the Company or any of its Subsidiaries.

Section 4.11 Employee Benefits and Related Matters.

(a) True and complete copies of all employee benefit plans (within the meaning of Section 3(3) of ERISA), all other benefit and compensation plans, contracts, policies or arrangements, all retirement, deferred compensation, employee stock ownership, stock option, stock purchase, stock appreciation rights, stock- based, incentive, retention, vacation pay, fringe benefit, unemployment compensation, bonus, change in control, and severance plans or agreements, and all employment and consulting agreements, restrictive covenant agreements, and all amendments thereto, in any case, which are sponsored by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has or may have any Liability or contingent Liability (the “Benefit Plans”), and all Contracts relating thereto, or to the funding thereof, including all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, recordkeeping agreements, summary plan descriptions, the most recently filed Annual Report Form 5500 series, the most recent actuarial report, accountant’s opinion of the plan’s financial statements, and Internal Revenue Service determination letter with respect to each such Benefit Plan, to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset that is not readily tradeable) held with respect to any funded Benefit Plan have been provided to Parent prior to the date of this Agreement, and, except as set forth in Section 4.11(a) of the Company Disclosure Schedule, there have been no material changes in the financial condition of the respective Benefit Plans from that reflected or reserved against in the Audited Financial Statements. In the case of any Benefit Plan that is not in written form, a correct and complete description of such Benefit Plan as in effect on the date hereof has been provided to Parent prior to the date of this Agreement. A correct and complete list of all Benefit Plans is set forth in Section 4.11(a) of the Company Disclosure Schedule.

(b) All Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), are in substantial compliance (both in form and operation) with ERISA, the Code and other applicable Laws, and no event has occurred which could cause any such Benefit Plan to fail to comply in all material respects with such requirements and no written notice has been issued by any Governmental Entity questioning or challenging such compliance. Except as set forth in Section 4.11(b) of the Company Disclosure Schedule, each Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter issued by the Internal Revenue Service with respect to the qualified status of such plan under section 401(a) of the Code and the tax-exempt status of any trust that forms a part of such plan under section 501(a) of the Code; all amendments to any such plan for which the remedial amendment period (within the meaning of section 401(b) of the Code and applicable regulations) has expired are covered by a favorable Internal Revenue Service determination letter; and no event has occurred that could reasonably be expected to give rise to disqualification of any such plan under such sections or to a tax under section 511 of the Code. Except as set forth in Section 4.11(b) of the Company Disclosure Schedule, the ESOP has been timely amended as required by the Code, either through amendment or restatement of the ESOP plan document. There have been no “prohibited transactions” (as described in section 406 of ERISA or section 4975 of the Code) with respect to any Benefit Plan and none of the Company or any of its ERISA Affiliates has engaged in any prohibited transaction. Except as set forth in Section 4.11(b) of the Company Disclosure Schedule, all Benefit Plans subject to the Laws of any jurisdiction outside of the United States (A) have been maintained in all material respects in accordance with all applicable requirements, (B) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (C) the funded and/or book-reserved status is properly reflected in the Audited Financial Statements of the Company, in accordance with GAAP.

(c) Except for the ESOP, none of the assets of any Benefit Plan are invested in employer securities or employer real property.

(d) None of the Company or any of its ERISA Affiliates (i) maintains or contributes to or has within the past six (6) years maintained or contributed to, or otherwise has any Liability or reasonable expectation of Liability with respect to, a Pension Plan that is subject to Title IV of ERISA, other than the Retirement Income Plan, or (ii) has an obligation to contribute to or has within the past six (6) years had an obligation to contribute to, or otherwise has any Liability or reasonable expectation of Liability (including Liability in connection with a complete or partial withdrawal) with respect to, (A) a Multiemployer Plan, (B) a multiple employer pension plan, (C) or a multiple employer welfare arrangement (within the meaning of section 3(40) of ERISA). With respect to the Retirement Income Plan: (I) effective December 31, 2003, such plan was validly and properly frozen as to participation and benefit accruals and notice of such freeze was timely provided in accordance with section 204(h) of ERISA and section 4980F of the Code and regulations promulgated thereunder; (II) no event or condition has occurred that constitutes grounds under section 4042 of ERISA for the termination of or the appointment of a trustee to administer such plan; (III) the minimum funding standards of section 412 of the Code have been satisfied, no waiver of, or variance from, the minimum funding standards has been granted and none of the Company or any of its ERISA Affiliates has requested a funding waiver or variance; (IV) no event has occurred with respect to such plan that has resulted or could reasonably be expected to result in a lien being imposed on the assets of the Company or any of its ERISA Affiliates; and (V) except as set forth in Section 4.11(d) of the Company Disclosure Schedule, if such plan were terminated immediately after the Closing, there would be no unfunded Liabilities with respect to such plan, its participants or beneficiaries or the Pension Benefit Guaranty Corporation.

(e) All Benefit Plans which are subject to Section 409A of the Code comply with Section 409A in form and have been administered in all material respects in accordance with their terms and Section 409A of the Code since January 1, 2009, and in good faith compliance with Section 409A of the Code prior to January 1, 2009. Neither the Company nor any of its ERISA Affiliates has terminated any nonqualified deferred compensation plan (within the meaning of Section 409A of the Code) since December 31, 2008, and except as otherwise prohibited by Section 6.6, the terms of the Benefit Plan documents provided in accordance with Section 4.11(a) or applicable Law, there is no restriction on the ability of the Company or its Subsidiaries, as applicable, to amend or terminate any Benefit Plan.

(f) There have been no acts or omissions by the Company or any of its ERISA Affiliates which have given rise to or may give rise to any material interest, fines, penalties, taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the Company or any of its Subsidiaries may be liable.

(g) There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened involving any Benefit Plan or the assets thereof and, to the Knowledge of the Company, no facts exist that could reasonably be expected to give rise to any such actions, suits, or claims (other than routine claims for benefits).

(h) Except as set forth in Section 4.11(h) of the Company Disclosure Schedule, none of the Company or any ERISA Affiliate has Liability under any Benefit Plan or otherwise for providing post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and section 4980B (or any predecessor section thereto) of the Code or similar provisions of applicable state Law.

(i) Except as set forth in Section 4.11(i) of the Company Disclosure Schedule, there are no unfunded Liabilities with respect to any Benefit Plan that is a Pension Plan.

(j) None of the Company or any of its ERISA Affiliates is a nonqualified entity within the meaning of Section 457A of the Code.

(k) Except as set forth in Section 4.11(k) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any Employee to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, or (iii) result in any payments that would, in the aggregate, constitute excess parachute payments (as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof)) or would exceed the amount deductible pursuant to Section 162(m) of the Code. Section 4.11(k) of the Company Disclosure Schedule, as of the date of this Agreement, sets forth a good faith estimate of all parachute payments (including excess parachute payments) anticipated by the Company to be paid in connection with the transactions contemplated by this Agreement prepared in accordance with the principles and methodologies set forth in Treas. Reg.§1.280G-1 and other applicable guidance .

(l) Each Benefit Plan which constitutes a “group health plan” (as defined in section 607(i) of ERISA or section 4980B(g)(2) of the Code), including any plans of current and former affiliates which must be taken into account under sections 4980B and 414(t) of the Code or sections 601-608 of ERISA, have been operated in compliance with applicable law, including the continuation coverage requirements of section 4980B of the Code and section 601 of ERISA and the portability and nondiscrimination requirements of sections 9801 and 9802 of the Code and sections 701-707 of ERISA, to the extent such requirements are applicable.

(m) Accruals for all obligations under the Benefit Plans are reflected in accordance with GAAP in the Audited Financial Statements of the Company and such obligations include a pro rata amount of the contributions which would otherwise have been made in accordance with past practices and applicable law for the plan years which include the Closing Date.

(n) ESOP.

(i) The ESOP has been operated and administered at all times in compliance in all material respects with its terms and with the provisions of applicable Law, including applicable provisions of ERISA and the Code. Since its inception, the ESOP has been intended to be qualified under Section 401(a) of the Code and is intended to be exempt from tax under Section 501(a) of the Code, and the ESOP has intended to be qualified as a valid “employee stock ownership plan” (within the meaning of sections 409 and 4975(e)(7) of the Code) and to the Knowledge of the Company, there has been no act or omission that would reasonably be expected to adversely affect the tax-qualified status of the ESOP, the tax-exempt status of the trust under the ESOP or the validity of the ESOP as an employee stock ownership plan (within the meaning of sections 409 and 4975(e)(7) of the Code). Except as set forth in Section 4.11(b) of the Company Disclosure Schedule, the ESOP plan document has been timely amended and a restated plan document was adopted by the Company on March 27, 2009.

(ii) Except as set forth in Section 4.11(n)(ii) of the Company Disclosure Schedule, (a) there are no loans or other extensions of credit between the ESOP and any other Person; (b) there are no Shares held in the ESOP that have not been allocated to the accounts of participants or beneficiaries of the ESOP; and (c) all contributions to the ESOP due with respect to periods ending on or prior to the Closing have been timely made and all such contributions that are not yet due shall have been made prior to the Closing.

(iii) As promptly as practicable following execution of this Agreement, the ESOP will be amended so that during the pendency of the transactions contemplated by this Agreement, and continuing through and subsequent to Closing, should it occur, the Trustee shall be fully independent of any direction and empowered to act as a discretionary and independent Trustee with sole authority, power, and responsibility, subject to ERISA, to determine whether the ESOP will participate in the transactions contemplated by this Agreement, to represent the participants and beneficiaries of the ESOP in all respects, and to determine and conduct the procedure whereby any voting rights with respect to Shares held by the ESOP are required to be passed through to participants in or beneficiaries or alternate payees of the ESOP with regard to the transactions contemplated by this Agreement. On or prior to the date hereof, the Trustee has obtained from Empire Valuation Consultants, LLC (“ESOP Advisor”), an “independent appraiser” (within the meaning of section 401(a)(28)(C) of the Code), an oral statement directed solely to the Trustee stating that, based upon information and analysis received by the ESOP Advisor as of September 13, 2010, as of the date hereof, it is anticipated that (i) the Per Share Closing Payment Consideration to be paid to the ESOP in connection with the transactions contemplated by this Agreement is at least equal to fair market value (as such term is used for adequate consideration purposes as defined in Section 3(18)(B) of ERISA and the proposed regulations thereunder) of the Shares owned by the ESOP; and (ii) that the terms of the transactions contemplated by this Agreement as a whole are fair and reasonable to the ESOP (and its participants and beneficiaries) from a financial point of view (the “Preliminary Fairness Opinion”). On or prior to the date hereof, the Trustee has advised Parent of Trustee’s receipt of the Preliminary Fairness Opinion. Prior to the date of the Shareholders’ Meeting, the Trustee has obtained from the ESOP Advisor an opinion (the “Fairness Opinion”) directed solely to the Trustee and on which the Trustee shall be entitled to rely, stating that based upon information and analysis received by the ESOP Advisor as of a specified date reasonably proximate to the date of such Shareholders’ Meeting, (i) the Per Share Closing Payment Consideration to be paid to the ESOP in connection with the transactions contemplated by this Agreement is at least equal to the fair market value (as such term is used for adequate consideration purposes as defined in Section 3(18)(B) of ERISA and the proposed regulations thereunder) of the Shares owned by the ESOP; and (ii) that the terms of the transactions contemplated by this Agreement as a whole are fair and reasonable to the ESOP (and its participants and beneficiaries) from a financial point of view. A true and complete copy of the Fairness Opinion and the opinion described in Section 8.1(d) (if any) shall be promptly provided to Parent. Prior to the date hereof, the Trustee has advised the Company that the Trustee intends to recommend to the ESOP participants in the Proxy Statement that such participants direct the Trustee with respect to the Shares allocated to their respective accounts under the ESOP to vote in favor of the Agreement and the transactions contemplated herein.

(iv) (A) The ESOP’s conversion of Shares pursuant to this Agreement into the right to receive, and the ESOP’s receipt of, Per Share Merger Consideration (I) will not result in a violation of ERISA, the Code, or any other Law applicable to the ESOP, including, a violation of section 406 or section 407 of ERISA or section 4975 of the Code, (II) will not result in a violation of any agreement to which the ESOP is a party or is otherwise bound, and (III) will not result in the imposition of any excise Tax on any Person, including, any excise Tax under section 4975 or section 4978 of the Code, and (B) in accordance with the terms of the ESOP documents and applicable Law, voting rights with respect to Shares held by the ESOP are required to be passed through to participants in or beneficiaries or alternate payees of the ESOP with regard to approval of the Merger.

(v) There is no investigation, audit or Proceeding pending or, to the Knowledge of the Company, threatened, concerning any matter with respect to the ESOP relevant as to whether any representation set forth in this Section 4.11(n) was, has or will at any time become inaccurate (other than in respect of (A) periodic timely requests to the Internal Revenue Service to issue a favorable determination letter to the effect that the ESOP continues to be a tax-qualified plan under section 401(a) of the Code and an employee stock ownership plan and that the trust under the ESOP continues to be a tax-exempt trust under section 501(a) of the Code and (B) Annual Reports Form 5500 series), and no Trustee or other fiduciary of the ESOP has made any assertion with respect to the ESOP contrary to, or inconsistent with the accuracy of, any such representation.

(o) Section 4.11(o)(i) of the Company Disclosure Schedule sets forth a correct and complete list of the names, titles, annual base salary or wage rate and all bonuses and similar payments made with respect to each such individual for the current and preceding fiscal year for, and the location of, all directors, officers and employees of the Company and each of its Subsidiaries, wherever located. To the Knowledge of the Company, each individual who renders or has rendered services to the Company or any of its Subsidiaries who is or has been classified as having the status of a leased employee, independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Benefit Plans) has been properly so characterized. As of the date hereof, there is no strike, work stoppage, walkout, slowdown, picketing or other “concerted action” involving any of the Employees. As of the date hereof, no representation election petition has been filed by any Employee or is pending with the NLRB and no union organizing campaign involving or affecting any Employee has occurred, is in progress or is threatened against the Company. No NLRB unfair labor practice charge (or litigation alleging such claim) has been filed or, to the Knowledge of the Company, threatened or is presently pending relating to an Employee. Except as set forth in Section 4.11(o)(ii) of the Company Disclosure Schedule, there is no Contract between the Company and any vendor providing leased or temporary employees. The Company has not taken any action with respect to the transactions contemplated hereby that could constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act or could otherwise trigger any notice requirement or liability under any local or state plant closing notice law. The Company has complied in all material respects and is in compliance in all material respects with all federal, state and local laws relating to labor and employment practices, including all laws relating to terms and conditions of employment, wages, hours, collective bargaining, workers’ compensation, equal employment opportunity and immigration, and are not engaged in any unfair labor or unlawful employment practice.

Section 4.12 Compliance with Laws; Governmental Authorizations.

(a) Except as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries hold and maintain in full force and effect all Governmental Authorizations (including the insurance licenses from insurance regulatory authorities set forth on Section 4.12(d) of the Company Disclosure Schedule and approvals from the RMA with respect to the Current SRA and the plan of operations required in connection therewith) necessary for the ownership and conduct of the respective businesses of the Company and its Subsidiaries in each of the jurisdictions in which the Company and its Subsidiaries conduct or operate their respective businesses substantially in the manner conducted as of the date of this Agreement. Except as set forth on Section 4.12(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries conducts any business or underwrites insurance or reinsurance in any jurisdiction outside the United States or Canada that requires any license or approval for such business to be conducted.

(b) Except, in each case, as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect, (i) each of the Company and its Subsidiaries is, and at all times since December 31, 2006 has been, in compliance with all of the terms and requirements of each such Governmental Authorization referred to in Section 4.12(a), (ii) neither the Company nor any of its Subsidiaries has received at any time since December 31, 2006 any notice or other communication (whether oral or written) from any Governmental Entity regarding (A) any actual or alleged violation of, or failure to comply with, any term or requirement of any such Governmental Authorization or (B) any actual, proposed or potential revocation, withdrawal, suspension, cancellation or termination of, or modification to any such Governmental Authorization, (iii) other than as a direct result of the announcement, execution, delivery or performance of this Agreement, no event has occurred or circumstance exists that could reasonably be expected to (with or without the giving of notice or lapse of time or both) constitute or result in, directly or indirectly, (A) a violation by the Company or any of its Subsidiaries of, or a failure on the part of the Company or any of its Subsidiaries to comply with, any applicable Law or any of the terms and requirements of any such Governmental Authorization or (B) the revocation, withdrawal, suspension, cancellation or termination of, or any modification to any such Governmental Authorization and (iv) all filings required to have been made with respect to each such Governmental Authorization, including the filing of all applications required to have been filed for the renewal of each such Governmental Authorization, have been duly made on a timely basis with the appropriate Governmental Entity. Assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings set forth on Section 4.5 of the Company Disclosure Schedule or required to be made or obtained by Parent, the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby will not result in any revocation, cancellation, suspension or nonrenewal of any material Governmental Authorization.

(c) Except, in each case, as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect, (i) each of the Company and its Subsidiaries is, and at all times since December 31, 2006 has been, in compliance with all applicable Laws, (ii) no event has occurred or circumstance exists that could reasonably be expected to (with or without the giving of notice or the lapse of time or both) constitute or result in, directly or indirectly, a violation by the Company or any of its Subsidiaries of, or a failure on the part of the Company or any of its Subsidiaries to comply with, all applicable Laws and (iii) neither the Company nor any of its Subsidiaries has received at any time since December 31, 2006 any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding any actual or alleged violation of, or failure on the part of the Company or any of its Subsidiaries to comply with, all applicable Laws.

(d) Section 4.12(d) of the Company Disclosure Schedule lists the jurisdictions in which each of the Insurance Companies is licensed to write insurance and the types of insurance and other products that it is licensed to write in each such jurisdiction. Other than as set forth in Section 4.12(d) of the Company Disclosure Schedule and other than in the ordinary course of regularly scheduled financial and market conduct examinations, the Insurance Companies are not the subject of any material pending or, to the Knowledge of the Company, threatened regulatory proceedings. Neither of AGIC and RHIC is a “commercially domiciled insurer” under the Laws of any jurisdiction, nor is it otherwise treated as domiciled in a jurisdiction other than Iowa and Saskatchewan, respectively.

(e) None of the Company, any of its Subsidiaries, or any of their respective properties or assets is subject to any outstanding order of, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from, or has adopted any resolutions at the request of, any Governmental Entity that, by its terms, restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its management or its business (each, a “Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised since December 31, 2006 by any Governmental Entity that it is considering issuing or requesting any such Regulatory Agreement.

(f) True and complete copies have been provided to Parent of the reports (or the most recent drafts thereof, to the extent any final reports are not available) reflecting the results of any financial examinations or market conduct examinations of the Insurance Companies conducted by any Governmental Entity since December 31, 2006.

(g) All admitted assets included in the investment portfolio of each of the Insurance Companies as of the date of this Agreement comply in all material respects with the applicable provisions of Iowa Insurance Law, Canada Insurance Law and all other applicable Laws. Except as set forth in Section 4.12(g) of the Company Disclosure Schedule, as of June 30, 2010, none of the investments included in the investment portfolio of the Insurance Companies is in default in the payment of principal or interest or dividends. Neither the Company nor any Subsidiary is a party to any derivative transaction that, pursuant to its terms and without any additional investment decision on the part of the Company or any Subsidiary, could result in an additional payment by the Company or a Subsidiary.

(h) All Insurance Contracts issued by the Insurance Companies are in compliance, and at their respective dates of issuance were in compliance, in all material respects with all applicable Laws and, to the extent required under applicable Law, are on forms approved where required by the applicable Governmental Entities or have been filed where required and not objected to (or such objection has been withdrawn or resolved) by such Governmental Entities within the period provided for objection.

(i) All premium rates established by the Insurance Companies that are required to be filed with or approved by any Governmental Entities have been so filed or approved, and the premiums charged conform in all material respects to the premiums so filed or approved and comply (or complied at the relevant time) in all material respects with the Laws applicable thereto.

(j) There are no Insurance Contracts issued or reinsured by the Insurance Companies under which the holders or owners of such Insurance Contracts have any rights with respect to dividends, surplus, profits, participation or voting rights.

(k) The Company and its Subsidiaries have filed all material reports, statements, documents, registrations, filings and submissions required to be filed with any Governmental Entity, and all such reports, statements, documents, registrations, filings and submissions complied in all material respects with applicable Law in effect when filed. and no material deficiencies have been asserted by, nor any material penalties imposed by, any such Governmental Entities with respect to such reports, statements, documents, registrations, filings or submissions.

(l) To the Knowledge of the Company, other than as set forth in Section 4.12(l) of the Company Disclosure Schedule, between January 1, 2009 and June 30, 2010: (i) each person performing the duties of insurance producer, agency, agent, managing general agent, wholesaler, broker or solicitor for the Company or any insurance Company (collectively, “Producers”) that placed an Insurance Contract of any Insurance Company, at the time such Producer wrote, sold, produced or managed business for such Insurance Company, was duly licensed (for the type of business written, sold, produced or managed by such Producer) in the particular jurisdiction in which such Producer wrote, sold, produced or managed such business for such Insurance Company; (ii) all compensation paid or payable to each such Producer was paid or is payable in accordance with applicable Laws and Governmental Authorizations; and (iii) no such Producer violated (or with or without notice or lapse of time or both would have violated) any term or provision of any order applicable to such Insurance Company or any aspect (including the marketing, writing, sale, production or management) of the business of such Insurance Company.

(m) Since December 31, 2006, except as set forth in Section 4.12(m) of the Company Disclosure Schedule: (i) the Insurance Companies and, to the Knowledge of the Company, the Producers and representatives of the Insurance Companies have marketed, sold and issued the Insurance Contracts written by, and other products of, the Insurance Companies in compliance, in all material respects, with all applicable Laws in the respective jurisdictions in which such Insurance Contracts and other products have been marketed, sold or issued; (ii) all advertising, promotional and sales materials and other marketing practices used by the Insurance Companies or, to the Knowledge of the Company, any Producers and representatives of the Insurance Companies have complied and are currently in compliance, in each case, in all material respects, with all applicable Laws; and (iii) neither the manner in which the Insurance Companies compensate any Person involved in the sale or servicing of Insurance Contracts who is not a licensed Producer, nor, to the Knowledge of the Company, the conduct of any such Person, renders such Person a Producer subject to licensure as such under any applicable Laws, and the manner in which the Insurance Companies compensate each Person involved in the sale or servicing of Insurance Contracts on behalf of the Insurance Companies is in compliance in all material respects with all applicable Laws.

(n) The Insurance Companies have in all material respects (i) timely paid all guaranty association assessments that are due, claimed or asserted by any state guaranty association or by any insurance regulatory authority to be due and (ii) provided for all such assessments in the Statutory Statements to the extent necessary to be in conformity with SAP.

(o) To the Knowledge of the Company, other than as set forth in Section 4.12(o) of the Company Disclosure Schedule, (i) each claims adjuster, at the time such person adjusted claims for any Insurance Company, was duly licensed in the particular jurisdiction in which such adjuster performed such claims adjusting services and (ii) no such adjuster violated (or with or without notice or lapse of time or both would have violated) any term or provision of any order applicable to such Insurance Company or any aspect of the claims adjusting function of such Insurance Company.

(p) None of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers, agents, representatives or employees (in their capacity as directors, officers, agents, representatives or employees) has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the Company or any of its Subsidiaries, or (b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent or other Person acting on behalf of or under the auspices of a governmental official or Governmental Entity in the United States or any other country, that was in any manner illegal under any Law of the United States or any other country having jurisdiction.

Section 4.13 Environmental Matters. To the Knowledge of the Company, except as set forth in Section 4.13 of the Company Disclosure Schedule:

(a) each of the Company and its Subsidiaries is in material compliance with all applicable Environmental Laws and, since December 31, 2004 (or such later date as the Company commenced operations at the applicable location), there are and have been no conditions at any Real Property that would give rise to any material liability under any Environmental Law;

(b) the Company and its Subsidiaries possess all material permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws for the operation of the business as conducted as of the date hereof;

(c) the Company and its Subsidiaries have not received any written claim, notice of violation or citation concerning any material violation or alleged violation of any applicable Environmental Law since December 31, 2004; and

(d) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceeding pending or, to the Knowledge of the Company, threatened, concerning compliance by the Company and its Subsidiaries with any Environmental Law.

Section 4.14 Intellectual Property.

(a) Section 4.14(a) of the Company Disclosure Schedule sets forth a correct and complete list of (i) all Registered Intellectual Property owned by the Company and its Subsidiaries, indicating for each item the registration or application number and the applicable filing jurisdiction, (ii) all unregistered trade names, trademarks, service names and service marks owned by the Company or any of its Subsidiaries, and (iii) all material unregistered Intellectual Property, including Software, owned by the Company and its Subsidiaries (collectively, the “Owned Intellectual Property”). The Company or its Subsidiaries own exclusively all right, title and interest in and to the Owned Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances).

(b) Section 4.14(b) of the Company Disclosure Schedule sets forth a correct and complete list of all licenses, sublicenses, consents or other agreements pursuant to which the Company or any of its Subsidiaries is licensed or otherwise granted rights in or permitted to use any Intellectual Property excluding commercially available, off-the-shelf Software that is licensed by the Company or any Subsidiary from a third party under “shrink-wrap” license agreements for a one-time license fee of less than $10,000 or $50,000 in the aggregate (collectively, the “Licensed Intellectual Property”). Except as set forth in Section 4.14(b) of the Company Disclosure Schedule, none of the Company nor any of its Subsidiaries has any obligation to compensate any Person for the use of any Intellectual Property. The Owned Intellectual Property and Licensed Intellectual Property constitutes all Intellectual Property used in or necessary for the conduct of the businesses of the Company and its Subsidiaries as currently conducted.

(c) To the Knowledge of the Company, no Intellectual Property owned by the Company or any of its Subsidiaries is subject to any outstanding order, judgment or decree adversely affecting the Company’s or any of its Subsidiaries’ use thereof in the conduct of their respective businesses. To the Knowledge of the Company, neither the Intellectual Property owned or used by the Company or any of its Subsidiaries, nor the operation of the business of the Company or its Subsidiaries as currently conducted, infringes, violates, misappropriates, dilutes the Intellectual Property rights of any Person. To the Knowledge of the Company, no Person has infringed, violated, misappropriated or diluted any of the Company’s or any of its Subsidiaries’ rights in any Intellectual Property owned by the Company or any of its Subsidiaries.

(d) Except as set forth in Section 4.14(d) of the Company Disclosure Schedule, no Owned Intellectual Property that is Software contains any Open Source Software, including any software governed by an “open source” license (such as the GNU Public License or Mozilla Public License) that may (i) require, as a condition to the use of such software, that the Company or any of its Subsidiaries disclose, license or distribute to third parties any of the source code for such software or (ii) impose other limitations on the right of the Company or any of its Subsidiaries to use or distribute such Software.

(e) Collectively, the Company and its Subsidiaries own or have valid and enforceable rights to use all of the material data (including personal data), files, input, materials, reports, forms and records used and necessary to carry on the business of the Company and its Subsidiaries and all other Intellectual Property used in the conduct of the business of the Company or its Subsidiaries, free and clear of any Liens.

(f) The Company and its Subsidiaries have taken reasonable measures to protect and preserve the confidentiality and value of trade secrets or other material confidential information and proprietary know-how, ideas and information used, held for use or necessary for any business of the Company and its Subsidiaries (“Company Confidential Information”). The Company and its Subsidiaries have a policy in effect requiring all current employees and all current contractors (excluding insurance agents) of the Company and its Subsidiaries to agree to adhere to the Company’s or a Subsidiary’s respective policies regarding disclosure of confidential or proprietary information relating to the business of any of the Company or its Subsidiaries (collectively, the “Employee Confidentiality Agreements”). To the Knowledge of the Company, except as set forth in Section 4.14(f) of the Company Disclosure Schedule, (i) no current or former employee or contractor of any of the Company or its Subsidiaries has breached or violated any of the Employee Confidentiality Agreements in any material respect and (ii) there has been no infringement or misappropriation or unauthorized use or disclosure of any Company Confidential Information by any other Person. To the Knowledge of the Company, all material use, disclosure to a third party or appropriation by a third party, other than attorneys and other advisors subject to rules of professional conduct, of Company Confidential Information has been pursuant to the terms of a written agreement between the Company or a Subsidiary of the Company, on the one hand, and such third party, on the other hand.

Section 4.15 Contracts.

(a) Section 4.15(a) of the Company Disclosure Schedule sets forth a correct and complete list of all Contracts to which the Company or any of its Subsidiaries is a party as of the date of this Agreement (excluding (i) Insurance Contracts, agency agreements, adjuster contracts, attorney agreements, Reinsurance Agreements or similar instruments written, assumed or reinsured by the Insurance Companies in the Ordinary Course of Business and (ii) “shrink wrap” or “click through” licenses for commercially available, off-the-shelf Software covered by the exclusion in Section 4.14(b)) or by which any of their assets is bound as of the date of this Agreement that contain obligations of the Company or any of its Subsidiaries in excess of $100,000, that will result in receipts to the Company and its Subsidiaries in excess of $100,000 in any twelve (12) month period, or that are otherwise material to the Company or any of its Subsidiaries (together with the Contracts set forth in Section 4.15(b) of the Company Disclosure Schedule, the “Material Contracts”). As of the date hereof, none of the Company or its Subsidiaries has received notice of a cancellation of or an intent to cancel any Material Contract. True and complete copies of all of the Material Contracts (including all amendments thereto) as of the date hereof have been made available to Parent and with respect to any Material Contracts that are not written, the Company has made available to Parent written summaries of the material terms thereof.

(b) Except for Contracts listed in Section 4.15(b) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is a party to any Contract (i) containing covenants limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business in any geographic area or to compete with any Person, (ii) relating to the employment of employees of the Company or any of its Subsidiaries (excluding employee offer letters and Benefit Plans), (iii) forming joint ventures or partnerships, (iv) under which the Company or any of its Subsidiaries has guaranteed the obligations of any Person (excluding Insurance Policies, agency agreements, adjuster contracts, Reinsurance Agreements or similar instruments written, assumed or reinsured by the Insurance Companies in the Ordinary Course of Business in a manner consistent with past practice), which guarantees may exceed $50,000, (v) with any Governmental Entity materially affecting the business of the Company or any of its Subsidiaries, (vi) pursuant to which the Company or any of its Subsidiaries has incurred indebtedness for borrowed money in excess of $50,000 or (vii) under which the consequences of a default or termination would result in a Material Adverse Effect.

(c) All of the Material Contracts are legal, valid and binding obligations of the Company or its applicable Subsidiary, are in full force and effect, and are enforceable against the Company or its applicable Subsidiary (and, to the Knowledge of the Company, against the other parties thereto) in accordance with the terms thereof (other than any Material Contract that shall have expired or terminated automatically in accordance with its terms prior to the Effective Time). As of the date hereof, there does not exist under any Material Contract any violation, breach or event of default, or alleged violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of any of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, except for such violations, breaches, events or conditions that would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

(d) Neither the Company nor any of its Subsidiaries is a party to or bound by any material labor agreement, union contract or collective bargaining agreement.

Section 4.16 Absence of Changes.

(a) Except as set forth in Section 4.16(a) of the Company Disclosure Schedule, since December 31, 2009, there has not been any effect, event, condition or change that has had or would reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth in Section 4.16(b) of the Company Disclosure Schedule, since December 31, 2009 and through the date hereof, the Company and its Subsidiaries have conducted their business in the Ordinary Course in all material respects, and there has not been:

(i) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries;

(ii) any material change in the underwriting, reinsurance, pricing, claim processing and payment, reserving, financial or accounting methods, practices or policies by the Company or any of its Subsidiaries, except as required by Law, GAAP or SAP;

(iii) any declaration, setting aside or payment of any dividend or distribution on any shares of capital stock or other equity interest of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect majority owned Subsidiary of the Company or any majority owned Subsidiary of the Company) or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries;

(iv) any amendment to the respective Organizational Documents of the Company and its Subsidiaries;

(v) any increase in the compensation of any of the Employees, except (A) pursuant to the terms of agreements or plans in effect on the date of this Agreement; (B) for increases in the Ordinary Course of Business consistent with past practice, any establishment, amendment or termination of any Benefit Plan (except as required by applicable Law), or any action taken to accelerate any rights or benefits for any Employee; or (C) any amendment to the SAR Plans or the ESOP as contemplated by this Agreement;

(vi) any incurrence of any indebtedness for borrowed money from a third party, issuance of any debt securities to any third party, or assumption, guarantee or endorsement of any such obligations of any other Person;

(vii) any loans, advances or capital contributions to, or investments in, any other Person other than commission advances;

(viii) any entry into or material modification of any Reinsurance Agreement other than in the Ordinary Course of Business;

(ix) any issuance, sale or pledge of any capital stock, notes, bonds or other securities of the Company or its Subsidiaries or any option, warrant or other right to acquire the same;

(x) any merger with, entry into a consolidation with or acquisition of an interest of 10% or more in any Person or any acquisition of a substantial portion of the assets or business of any Person or any division or line of business thereof;

(xi) any sale, abandonment or other disposition of any material investments or other material assets, properties or business of the Company or its Subsidiaries other than in the Ordinary Course of Business;

(xii) any entry into or amendment of any Contract pursuant to which the Company or its Subsidiaries agrees to indemnify any Person (other than Insurance Contracts written by the Insurance Companies, agency agreements or adjuster contracts in the Ordinary Course of Business) for an amount in excess of $50,000 or to refrain from competing with any Person;

(xiii) any Related Party Transaction in excess of $20,000 or any Related Party Transactions with the same Person that, in the aggregate, exceed $50,000;

(xiv) any capital expenditures or commitments for any capital expenditures in excess of $1,000,000 in the aggregate;

(xv) any grant or acquiescence to the existence of any security interest or other Encumbrance (other than Permitted Encumbrances) with respect to any of the material assets of the Company and its Subsidiaries;

(xvi) any termination, cancellation or amendment other than in the Ordinary Course of Business of any insurance coverage maintained by the Company or its Subsidiaries with respect to any of their respective material assets that was not replaced by substitute insurance coverage;

(xvii) any increase or decrease in reserves for losses (including incurred but not reported losses) and loss adjustment expenses other than in the Ordinary Course of Business in a manner consistent with past practice;

(xviii) any settlement of any litigation claims, actions, arbitrations, disputes, audits or other proceedings for an amount exceeding $250,000; or

(xix) any agreement, whether in writing or otherwise, to take any of the actions specified in this Section 4.16(b), except as expressly contemplated by this Agreement.

Section 4.17 No Undisclosed Liabilities. Except as reflected or reserved against on the balance sheet dated December 31, 2009 contained in the Audited Financial Statements or arising or existing under or in connection with contracts of insurance issued or assumed by the Insurance Companies in the Ordinary Course of Business, neither the Company nor any of its Subsidiaries has any material Liabilities other than Liabilities that were incurred (i) subsequent to December 31, 2009 in the Ordinary Course of Business, (ii) under any Contract entered into in the Ordinary Course of Business binding on the Company or any of its Subsidiaries or (iii) in connection with the transactions contemplated by this Agreement.

Section 4.18 Reinsurance Agreements.

(a) Section 4.18 of the Company Disclosure Schedule sets forth (i) a complete and correct list of all reinsurance, coinsurance or retrocession treaties, agreements, slips, binders, cover notes or other arrangements of any kind (including any Standard Reinsurance Agreement) to which any of the Insurance Companies is a party and that are in force as of the date of this Agreement (each, a “Reinsurance Agreement”), (ii) the effective date of each such Reinsurance Agreement, (iii) the termination date of any Reinsurance Agreement that has a definite termination date, the name of the reinsuring company or ceding company (as applicable) and (iv) the name of the broker or other intermediary, if any. A true and complete copy of each Reinsurance Agreement, including all amendments thereto, has been provided to Parent. Each of the Reinsurance Agreements is valid and enforceable against the Insurance Company that is party to such agreement, and, to the Knowledge of the Company, against the other parties thereto in accordance with their terms, and is in full force and effect for the respective periods noted in Section 4.18 of the Company Disclosure Schedule. The Insurance Companies are not in default in any material respect as to any provision of any Reinsurance Agreement, and there is no pending or, to the Knowledge of the Company, threatened dispute between any of the Insurance Companies and any reinsurer under any Reinsurance Agreement. Except as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect, no consent is required from any party to an existing Reinsurance Agreement in connection with the transactions contemplated by this Agreement in order for such Reinsurance Agreement to remain in full force and effect. Since December 31, 2006, (i) neither the Company nor any of its Subsidiaries has received any written notice from any applicable reinsurer that any amount of reinsurance ceded by any of the Insurance Companies will be uncollectible or otherwise defaulted upon and (ii) each Insurance Company, as applicable, is entitled under Iowa Insurance Law or Canada Insurance Law or any other applicable Law to take full credit in its Statutory Statements for all reinsurance and retrocessions ceded by it pursuant to any Reinsurance Agreement, and all such amounts have been properly recorded in its Books and Records of account and are properly reflected in its Statutory Statements.

(b) With respect to any Reinsurance Agreement pursuant to which any Insurance Company has ceded any risk for which such Insurance Company is taking credit on its most recent Statutory Statement, as of the date hereof, (i) there has been no separate written or oral agreement between such Insurance Company and the assuming reinsurer that is intended to, and would, in fact, reduce, limit or mitigate any loss to the parties under any such Reinsurance Agreement and (ii) such Reinsurance Agreement satisfies the requisite risk transfer criteria necessary to obtain reinsurance accounting treatment under accounting standards applicable to such Insurance Company.

Section 4.19 Underwriting and Claims Handling.

(a) All benefits claimed by any Person under any Insurance Contract issued by the Insurance Companies have in all material respects been paid (or provision for payment thereof has been made) in accordance with the terms of such Insurance Contract and applicable provisions of Laws and the Federal Crop Insurance Program under which they arose, and such payments were not materially delinquent and were paid (or will be paid) without fines or penalties, except for any such claim for benefits for which the Insurance Companies reasonably believe or believed that there is a reasonable basis to contest payment and is taking such action.

(b) The underwriting standards and manuals utilized and ratings applied by the Insurance Companies with respect to its Insurance Contracts outstanding as of the date of this Agreement have been previously disclosed to Parent and, with respect to any such contract reinsured in whole or in part, conform in all material respects to the standards and rating required pursuant to the terms of the related reinsurance, coinsurance or other similar Contracts. Except as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect, the Insurance Companies have followed such standards and applied such ratings in all respects in the ordinary course of business since December 31, 2006.

Section 4.20 Rating. As of the date of this Agreement, AGIC has been assigned a financial strength rating of “A” by A.M. Best Company (“A.M. Best”). Since December 31, 2006, A.M. Best has not imposed conditions (financial or otherwise) on the Insurance Companies retaining such rating nor has it indicated in writing that it is considering the downgrade of such rating (other than any surveillance or review arising out of the transactions contemplated by this Agreement).

Section 4.21 Real Property.

(a) Section 4.21(a) of the Company Disclosure Schedule sets forth a correct and complete list of (i) the street address of each parcel of Owned Real Property, (ii) the date on which each parcel of Owned Real Property was acquired, (iii) the current owner of each parcel of Owned Real Property and (iv) the current use of each parcel of Owned Real Property.

(b) Section 4.21(b) of the Company Disclosure Schedule sets forth a correct and complete list of (i) the street address of each parcel of Leased Real Property, (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, (iii) the term of each lease (referencing applicable renewal periods) and rental payment amounts (including all escalations) pertaining to each such parcel of Leased Real Property and (iv) the current use of each such parcel of Leased Real Property.

(c) Section 4.21(c) of the Company Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of all Leases currently in force, and the Company has delivered to Parent true and complete copies of each such Lease (as amended or supplemented). Each Lease is legal, valid, binding and in full force and effect and has not been modified or amended and is enforceable in accordance with its respective terms against the Company or its Subsidiaries party thereto and, to the Knowledge of the Company, against the other parties thereto.

(d) Each Lease grants the tenant under such Lease the exclusive right to use and occupy the premises and rights demised and intended to be demised thereunder. The tenant in each such Lease has good and valid title to the leasehold estate under such Lease, free and clear of any Encumbrances, other than obligations under such Lease or any Permitted Encumbrances. The Company and its Subsidiaries have the right to quiet enjoyment of all Real Property leased by any of them for the full term of each such Lease (or any renewal option) relating thereto and have full right, power and authority to enter into and to consummate the transactions contemplated by each of the Leases covering any of the facilities or real property that is subjected to a Lease.

(e) Since December 31, 2006, none of the Company or any of its Subsidiaries has given or received any written notification that disputes the computation of rents or charges payable pursuant to the Leases, and there are no pending unresolved material disputes with any landlord under such Leases. None of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other Person is in default in any material respect under any Lease, and no event has occurred or condition exists that, with the giving of notice or the lapse of time or both, would constitute a default in any material respect on the part of the Company or its Subsidiaries or would entitle the landlord thereunder to terminate the Lease. No written waiver, indulgence or postponement of the applicable landlord’s obligations under any Lease has been granted by the Company or its Subsidiaries.

(f) Other than as disclosed in Section 4.21(f) of the Company Disclosure Schedule, there are no subtenants occupying any portion of the Leased Real Properties, and, except for the Company and its Subsidiaries, no other Person has any right to occupy or possess any portion of the Leased Real Properties. None of the Company’s or its Subsidiaries’ interest in any of the Leased Real Properties has been pledged, assigned, hypothecated, mortgaged or otherwise subject to any Encumbrance (other than any Permitted Encumbrances).

(g) No construction, alteration, decoration or other work required to be performed by the Company or its Subsidiaries or any landlord pursuant to any Lease remains to be performed thereunder, and all construction allowances to be paid to the Company or its Subsidiaries or any other sums to be paid to outside contractors or other third parties for work performed at any of the Leased Real Properties has been paid in full.

(h) None of the Company or its Subsidiaries has vacated or abandoned any of the Leased Real Properties or given notice of its intent to do the same. None of the Company or its Subsidiaries has given notice to any landlord indicating that it will or will not exercise any extension or renewal option or any right or option to purchase any of the Leased Real Properties or any portion thereof. There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the Knowledge of the Company, threatened against any of the Real Property.

Section 4.22 Assets. The Company and its Subsidiaries have good title to, or valid and subsisting leasehold interests in, all personal property and other assets reflected on the consolidated balance sheet for the fiscal year ended December 31, 2009 included in the Audited Financial Statements or acquired in the Ordinary Course of Business since December 31, 2009 that would have been required to be reflected on such balance sheet if acquired on or prior to such date, other than assets that have been disposed of in the Ordinary Course of Business. None of the assets owned or leased by the Company and its Subsidiaries is subject to any Encumbrance except as set forth in Section 4.22 of the Company Disclosure Schedule or any Permitted

Encumbrances. The assets owned, leased or licensed by the Company and its Subsidiaries constitute all the properties, assets and rights forming a part of, used, held or intended to be used in, and all such properties, assets and rights as are necessary in the conduct in all material respects of, the businesses conducted by the Company and its Subsidiaries.

Section 4.23 Transactions with Certain Persons. Section 4.23 of the Company Disclosure Schedule contains a correct and complete list of all Contracts in effect on the date hereof (whether or not reduced to writing and whether or not entered into in the Ordinary Course of Business consistent with past practice) between (i) any of the Company and its Subsidiaries and (ii)(A) any Affiliate of the Company and its Subsidiaries (other than the Company and its Subsidiaries) or (B) any director, officer or Significant Shareholder of the Company or any of its Subsidiaries or any of their respective Affiliates or any Person related by marriage (or, to the Knowledge of the Company, related by blood) to any such natural Person (such transactions, “Related Party Transactions”).

Section 4.24 Investment Company. None of the Company or any of its Subsidiaries is an investment company subject to registration and regulation under the Investment Company Act of 1940.

Section 4.25 Bank Accounts. Section 4.25 of the Company Disclosure Schedule sets forth, as of the date hereof, a correct and complete list of bank accounts and investment accounts maintained by the Company and its Subsidiaries, including the name of each bank or other institution, account numbers and a list of signatories to such accounts.

Section 4.26 Finders’ Fees. Except as set forth in Section 4.26 of the Company Disclosure Schedule, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated hereby.

Section 4.27 Insurance. Section 4.27 of the Company Disclosure Schedule sets forth (i) a correct and complete list of each insurance policy (collectively, the “Insurance Policies”) of the Company and its Subsidiaries that covers general liability, excess liability, product liability, workers’ compensation, auto liability, property damage, directors and officers liability, fiduciary liability, employment practices liability, professional liability, errors and omissions liability, or environmental liability, of the Company or any of its Subsidiaries or any Employee, and (ii) for each Insurance Policy, the risk insured against, insurer name, policy number, policy dates, occurrence and aggregate coverage limits, retentions and deductible amounts and premiums. As of the date hereof, each Insurance Policy is in full force and effect, and all premiums due with respect to all Insurance Policies have been paid in full. The aggregate annual premium for all directors’ and officers’ liability insurance carried by the Company and its Subsidiaries or for their benefit as of the date hereof is set forth in Section 4.27 of the Company Disclosure Schedule.

Section 4.28 Privacy.

(a) The Company and its Subsidiaries are in compliance in all material respects with their own privacy and security policies, in each case, as applicable to any Personal Data. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is prohibited by any Privacy Law or their own privacy or security policies from providing Parent with, or transferring to Parent, all or any portion of the Personal Data collected, processed, stored, acquired and used in the conduct of the business of the Company or any of its Subsidiaries on or after the date hereof, in connection with the transactions and provision of services contemplated hereby. Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any third party service provider working on behalf of the Company or any of its Subsidiaries, has had a breach, security incident or unauthorized access, disclosure, use or loss of any Personal Data for which the Company or any of its Subsidiaries is required to notify individuals and/or to notify any Governmental Authority, or to take any other action as required by any Privacy Law, at any time since December 31, 2006.

(b) The Company and its Subsidiaries (i) have implemented and followed reasonable security programs and policies containing technical and organizational measures to protect and safeguard Personal Data, including ongoing review and updating of all such plans and policies, and (ii) have required by written contract all third party providers and other third parties who have or have had access to Personal Data of the Company or its Subsidiaries, or who process Personal Data on their behalf, to have in written form, and to implement, similar security programs and policies. The Company and its Subsidiaries have a third party privacy and security monitoring compliance program to periodically evaluate and access the sufficiency of the security programs and policies of such third parties who have access to, or who process, Personal Data on behalf of the Company or its Subsidiaries.

Section 4.29 Opinion of Financial Advisor. The Board of Directors of the Company has received the written opinion of Morgan Stanley & Co. Incorporated on or prior to the date of this Agreement, to the effect that, as of the date of such opinion, the consideration is fair, from a financial point of view, to the shareholders of the Company (other than Parent and its Affiliates), a true and complete copy of which opinion the Company has made available to Parent.

Section 4.30 No Other Representations and Warranties. Except for the representations and warranties expressly set forth in this Article IV, none of the Company or any of its Subsidiaries or any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Subsidiaries with respect to the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the attached disclosure schedule of Parent (subject to the applicable provisions of Section 11.14, the “Parent Disclosure Schedule”), Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows:

Section 5.1 Organization and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation. Each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its assets and to carry on its business as conducted as of the date hereof. Each of Parent and Merger Sub is duly licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its respective assets or the conduct of its respective business requires such licensing or qualification, except for failures to be so licensed or qualified or in good standing that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.

Section 5.2 Corporate Authorization. Each of Parent and Merger Sub has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. No additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by each of Parent and Merger Sub of this Agreement other than the approval of this Agreement by Parent, as the sole shareholder of Merger Sub.

Section 5.3 Consents and Approvals. Except as set forth in Section 5.3 of the Parent Disclosure Schedule, no consent, approval, waiver, authorization, notice or filing is required to be obtained by Parent or Merger Sub from, or to be given by Parent or Merger Sub to, or made by Parent or Merger Sub with, any Governmental Entity or other Person in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement or the consummation of the transactions contemplated hereby, other than those the failure of which to obtain, give or make, would not, in the aggregate, prevent or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.

Section 5.4 Non-Contravention. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement or the consummation of the transactions contemplated hereby do not and will not (a) violate any provision of the certificate of incorporation or bylaws (or similar organizational documents) of Parent and Merger Sub, or (b) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings set forth on Section 5.3 of the Parent Disclosure Schedule or required to be made or obtained by the Company or any of its Subsidiaries, violate or result in a breach of or constitute a default under any Law to which Parent is subject, except in the case of clause (b) for such violation, breach or default that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.

Section 5.5 Binding Effect. This Agreement, assuming the due execution and delivery by the Company, constitutes valid and legally binding obligations of Parent and Merger Sub, as applicable, enforceable against them in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and the availability of injunctive relief and other equitable remedies.

Section 5.6 Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any Affiliate of Parent who might be entitled to any fee or commission from Parent in connection with the transactions contemplated by this Agreement.

Section 5.7 Litigation and Claims. There is no Proceeding pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub that, individually or in the aggregate, would prevent or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement. Parent is not subject to any Order that, individually or in the aggregate, would prevent or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.

Section 5.8 Capitalization of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 5.9 Business of Merger Sub. Prior to the date of this Agreement, Merger Sub has not conducted any business except business that is related to its formation and in connection with the transactions contemplated by this Agreement.

Section 5.10 Availability of Funds. Parent will have available cash to the extent necessary for Parent to perform its obligations under this Agreement, including, but not limited to, payment of the aggregate Per Share Merger Consideration and all other payments that may be required to be made by it in connection with the transactions contemplated hereby, and to pay all fees and expenses related to the transactions contemplated by this Agreement.

Section 5.11 No Other Representations and Warranties. Except for the representations and warranties expressly set forth in this Article V, none of Parent or Merger Sub or any other Person makes any other express or implied representation or warranty on behalf of Parent or Merger Sub with respect to the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS

Section 6.1 Access and Information.

(a) From the date of this Agreement until the Effective Time, except as otherwise prohibited by Law or Contract or as would potentially result in the loss of the attorney-client privilege or trade secrets, the Company shall (i) afford Parent and its representatives (including Parent’s outside advisors) reasonable access, during regular business hours, to its and its Subsidiaries’ then-current Employees (subject to obtaining the prior approval (which shall not be unreasonably withheld) of Michael Davenport or Robert Haney), assets, Liabilities, properties, and Books and Records and (ii) furnish to Parent and its representatives such additional financial and operating data and other information (including copies of filings with Governmental Entities) as is then otherwise readily available regarding the assets, Liabilities, properties and businesses of the Company and its Subsidiaries as Parent and its representatives may from time to time reasonably request. Promptly (and in any event no later than on the first Business Day) after the date of this Agreement, the Company shall provide to Parent a list of (i) each Producer that has placed any Insurance Contract of an Insurance Company from January 1, 2009 through June 30, 2010 and (ii) each claims adjuster that has adjusted any claims on behalf of an Insurance Company from January 1, 2009 through June 30, 2010, including both employees of the Company and its Subsidiaries and independent contractors. All information received pursuant to this Section 6.1 shall be governed by the terms of the Confidentiality Agreement. During the period from the date of this Agreement through the Effective Time, the Company shall, to the extent permitted under applicable Law, consult in good faith (which shall not require consent) with representatives of Parent with respect to significant developments, transactions and decisions involving the operations or affairs of the Company and its Subsidiaries.

(b) Prior to the Closing Date, the Company shall, and shall cause its Subsidiaries to, to the extent permitted under applicable Law, reasonably cooperate with Parent with respect to transition matters, including to: (i) provide reasonable access to the Employees (subject to obtaining the prior approval (which shall not be unreasonably withheld) of Michael Davenport or Robert Haney) in respect of transition planning; (ii) designate certain of their employees to serve as members of a joint Company/Parent transition team and cause such individuals to devote reasonable time to transition matters (it being agreed that the Company and its Subsidiaries shall not be required to appoint more than ten (10) employees to such team); (iii) transmit on behalf of Parent reasonable communications to Producers and claims adjusters doing business with the Insurance Companies in a form mutually agreed by the Company and Parent for purposes of providing business continuity; and (iv) promptly provide Parent with copies of all correspondence or written communication among the Company or any of its Subsidiaries, on the one hand, and A.M. Best, Standard & Poor’s or Moody’s Investors Service, Inc., on the other hand, that relates to the business of the Company or any of its Subsidiaries.

Section 6.2 Conduct of Business.

(a) During the period from the date hereof until the Effective Time, except as otherwise contemplated by this Agreement or as Parent shall otherwise agree to in writing (such agreement not to be unreasonably withheld or delayed), each of the Company and its Subsidiaries shall conduct its respective business in the Ordinary Course, maintain its Books and Records in the usual manner consistent with past practice, and use its commercially reasonable efforts to preserve intact its current business organization and its relationships with its customers, creditors, agents, Producers, brokers, reinsurers, consultants and Employees and Governmental Entities exercising regulatory authority to which it is subject. During the period from the date hereof until the Effective Time, except as set forth in Section 6.2(a) of the Company Disclosure Schedule, as required by Law or as otherwise expressly provided by this Agreement or as Parent shall otherwise agree to in writing, the Company shall not and shall cause its Subsidiaries not to:

(i) incur, create or assume any Encumbrance (other than any Permitted Encumbrance) on any of its assets, other than in the Ordinary Course;

(ii) sell, lease, license, transfer, abandon or dispose of any material assets, other than in the Ordinary Course of Business (other than the sale of investments to generate cash sufficient to pay Advisor Expenses and, such other amounts as described in Section 6.2(a) of the Company Disclosure Schedule);

(iii) amend their respective Organizational Documents in any respect, except that the Company shall be permitted to amend its articles of incorporation to adopt any of the articles of incorporation set forth on Exhibit A;

(iv) (A) increase the compensation of any of the Employees or independent contractors of the Company or any of its Subsidiaries, except (1) pursuant to the terms of Contracts or plans in effect on the date of this Agreement (as revised in accordance with Schedule 1) or (2) for increases in base salary, commissions or per diems in the Ordinary Course of Business consistent with past practice for Employees or independent contractors who are not officers, directors or governors, (B) pay or agree to pay or increase or agree to increase any pension, retirement allowance, severance or other employee benefit not already required or provided for under any existing plan, agreement or arrangement to any Employee or independent contractor, or, except as provided in Section 6.11, enter into or adopt any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, collective bargaining, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any current or former director, officer, consultant or Employee, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, or (C) except as required by applicable Law or as provided in Section 4.11(n)(iii), Section 6.11, Section 6.12 or Section 6.13, terminate or amend in any respect any such plan, agreement or arrangement, including any Benefit Plan;

(v) (A) incur any indebtedness for borrowed money in excess of $50,000, issue any debt securities in excess of $50,000, or assume, guarantee or endorse any such obligations of any other Person in excess of $50,000 or (B) make any loans, advances or capital contributions to or investments in any other Person (other than transactions made in the Ordinary Course of Business in connection with the Company’s and its Subsidiaries’ investment portfolios) in an amount in excess of $50,000;

(vi) settle any litigation claims, actions, arbitrations, disputes, audits or other proceedings (A) for an amount, in the aggregate, exceeding $500,000, not counting toward such limit proceedings in respect of disputes under or arising in connection with contracts of insurance issued or assumed by the Insurance Companies in the Ordinary Course, or (B) if such settlement would result in the Company or any of its Subsidiaries being subject to any Order or agreement that would materially restrict or materially alter the conduct of their respective businesses as currently conducted;

(vii) adopt a plan of complete or partial liquidation or authorize or undertake a dissolution, consolidation, restructuring, recapitalization or other reorganization;

(viii) (A) make or rescind any election relating to Taxes, (B) file any amended income Tax Return or claim for refund, (C) make any change in any method of accounting, keeping of books of account or accounting practices or in any method of Tax accounting unless required by GAAP or applicable Law or (D) trigger or cause any Tax liability other than Tax liabilities arising in the Ordinary Course of Business;

(ix) (A) acquire (by merger, consolidation, or acquisition of stock, other equity interest or assets) any Person or other business organization or division thereof or any equity interest therein or (B) acquire any asset other than in the Ordinary Course of Business or in excess of $100,000 in the aggregate, not counting toward such limit Ordinary Course investment portfolio activities or transactions of the Insurance Companies;

(x) terminate or commute any existing Reinsurance Agreement or enter into any Contract that, if entered into prior to the date of this Agreement, would be a Reinsurance Agreement, other than Ordinary Course renewals of existing Reinsurance Agreements that are due to expire;

(xi) enter into any Related Party Transaction other than (A) engagement and compensation of the Trustee and the independent appraiser with respect to the ESOP and (B) compensation of and provision of employee benefits to the employees of the Company in a manner that does not violate clause (iv) of this Section 6.2(a);

(xii) declare, set aside or pay any dividend or distribution on any shares of Capital Stock or other Equity Security of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect majority owned Subsidiary of the Company to the Company or any majority owned Subsidiary of the Company) or repurchase, redeem or otherwise acquire any outstanding shares of Capital Stock or other securities of the Company or any of its Subsidiaries;

(xiii) issue, sell, pledge, dispose of or grant any shares of Capital Stock or other Equity Securities;

(xiv) terminate, cancel or amend any insurance coverage maintained by the Company or its Subsidiaries with respect to any of their respective material assets that is not replaced by substitute insurance coverage;

(xv) increase or decrease its reserves for losses (including incurred but not reported losses) and loss adjustment expense, other than in the Ordinary Course of Business;

(xvi) enter into any Contract pursuant to which it agrees to indemnify any Person (other than Insurance Policies, agency agreements, adjuster contracts, attorney agreements, Reinsurance Agreements or similar instruments written, assumed or reinsured by the Insurance Companies in the Ordinary Course of Business) for an amount in excess of $50,000 or to refrain from competing with any Person;

(xvii) make or commit to make any capital expenditures in excess of $1,000,000 in the aggregate;

(xviii) make any material change in its underwriting, reinsurance, pricing, claim processing and payment, reserving, financial or accounting methods, practices or policies, except as required by Law, GAAP or SAP; or

(xix) authorize or enter into any Contract providing for any of the foregoing.

Section 6.3 Cooperation.

(a) Notwithstanding anything to the contrary contained in this Agreement, the Company and Parent shall, and shall cause their Subsidiaries and, in the case of Parent, cause its Affiliates to, use their respective reasonable best efforts to cooperate and to fulfill as promptly as practicable the conditions precedent to the other party’s obligations hereunder and the mutual conditions hereunder, including securing as promptly as practicable all consents, approvals, waivers and authorizations required in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company and Parent shall make all filings and submissions required by the Antitrust Laws and all applicable state, federal and non-U.S. insurance Laws, including any filings or submissions required by the RMA with respect to the Current SRA and the plan of operations required in connection therewith, and promptly file any additional information requested as soon as reasonably practicable after receipt of such request therefor. Parent shall file with all applicable Governmental Entities all filings required to be made under the Laws governing the insurance businesses of Parent and the Company and their respective Subsidiaries in connection with the transactions contemplated by this Agreement as promptly as practicable hereafter, including, but not limited to, an application with the Commissioner of the Iowa Department for approval of the acquisition of AGIC pursuant to the Iowa Insurance Law (the “Form A”). Parent will file or cause to be filed a complete Form A within twenty (20) days after the execution of this Agreement and all other required pre-acquisition notification statements (Form Es and equivalent forms) under the insurance holding company Laws of applicable states and all required notifications under the HSR Act within twenty (20) days after the execution of this Agreement. Parent, on the one hand, and the Company, on the other hand, shall each have responsibility for one-half of the filing fees associated with Parent’s HSR Act filing. Parent shall have responsibility for the filing fees associated with its Form A or similar change of control applications and its Form Es or similar market share notifications, and Parent and the Company shall have responsibility for their other respective filing fees associated with any other required filings. Neither Parent nor the Company shall take or cause to be taken any action that they are aware or should reasonably be aware would have the effect of delaying, impairing or impeding the receipt of any such required authorizations, consents, orders or approvals.

(b) Subject to applicable Laws relating to the exchange of information, the Company and Parent shall promptly and reasonably cooperate with and furnish information to the other party and, to the extent practicable, consult with each other on all the information relating to the Company and Parent, as the case may be, that appears in any filing made with, or in any written materials submitted to, any Governmental Entity or any other third party in connection with the transaction contemplated by this Agreement. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals, authorizations and orders of all Governmental Entities and any other third parties necessary or advisable to consummate the transactions contemplated by this Agreement, and each of the Company and Parent shall keep the other apprised of the status of matters relating to the completion of the transactions, including promptly furnishing the other with copies of written notices or other communications received by Parent or the Company or any of their respective Affiliates from any such third party or Governmental Entity with respect to the transactions and furnishing the other with any written materials proposed to be submitted to a Governmental Entity prior to its submission and providing a reasonable opportunity for review and comment.

The Company and Parent shall provide the other party with reasonable opportunity to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry in connection with the transactions contemplated by this Agreement. Parent and the Company each shall supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable Laws. The Company shall not make to any Governmental Entity any offers, or otherwise bind or commit Parent, to divest, hold separate any assets or businesses, or in any way restructure the transaction, but may discuss the terms of this Agreement with a Governmental Entity to the extent such discussions are otherwise permitted by the terms of this Agreement or as otherwise agreed in advance by the Company and Parent.

(c) Each of the Company and Parent shall take or cause to be taken the following actions: (i) the prompt provision to a Governmental Entity of non-privileged information, documents or testimony requested by such Governmental Entity that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement; and (ii) the prompt use of its reasonable best efforts to avoid as promptly as practicable the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement.

(d) Parent and the Company shall, and shall cause their respective Affiliates to, promptly use their respective reasonable best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the Merger in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement, any and all reasonable steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by paragraph (c) of this Section 6.3) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation on a schedule as close as possible to that which would have otherwise been reasonably likely to have occurred. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall obligate Parent or the Company to agree to any divestiture, hold separate order, agreement to restructure the transaction or other remedy.

Section 6.4 Resignations. Prior to the Closing, the Company will obtain duly signed resignations, effective upon the Effective Time, of all members of the Board of Directors of the Company or shall cause the removal of such Persons as directors of the Company effective immediately upon the Effective Time.

Section 6.5 Indemnification and Insurance.

(a) For a period of six (6) years after the Effective Time, the Surviving Corporation will indemnify and hold harmless each person who served as a director or officer of the Company or any of its Subsidiaries at any time prior to the Effective Time (any such person shall be referred to herein together as the “D&O Indemnitees”) from and against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, on or after the Effective Time, to the fullest extent permitted under the IBCA and the articles of incorporation and bylaws of the Company in effect on the date of this Agreement (and the Surviving Corporation also agrees to advance expenses to the fullest extent permitted, but, subject to all applicable conditions, under the IBCA as such expenses are incurred by the D&O Indemnitees as a result of a matter for which such D&O Indemnitee is entitled to be indemnified by the Surviving Corporation pursuant to this Section 6.5). If notice of a claim for indemnification has been given prior to the expiration of the six (6) year period referred to in the immediately preceding sentence, then the right to indemnification shall survive until such claim has been resolved.

(b) Any D&O Indemnitee wishing to claim indemnification under paragraph (a) of this Section 6.5, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation thereof, but the failure to so notify the Surviving Corporation shall not relieve the Surviving Corporation of any liability it may have to such D&O Indemnitee except to the extent such failure materially prejudices the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time): (i) the Surviving Corporation shall have the right to assume the defense thereof, and the Surviving Corporation shall not be liable to such D&O Indemnitees for any legal expenses of other counsel or any other expenses incurred by such D&O Indemnitees in connection with the defense thereof after the Surviving Corporation assumes such defense, except that, if the Surviving Corporation does not elect to assume such defense or counsel for the D&O Indemnitees advises that there are issues that raise conflicts of interest between the Surviving Corporation and the D&O Indemnitees, the D&O Indemnitees may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the D&O Indemnitees promptly as statements therefor are received; provided, however, that the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all D&O Indemnitees in any jurisdiction unless the use of one counsel for such D&O Indemnitees would present such counsel with a conflict of interest; (ii) the D&O Indemnitees will cooperate in the defense of any such matter; (iii) the Surviving Corporation shall not be liable for any settlement of any such matter effected without the prior written consent of the Surviving Corporation (such consent not to be unreasonably withheld); and provided, further, that the Surviving Corporation shall not have any obligation under this paragraph (b) to any D&O Indemnitees if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such D&O Indemnitee in the manner contemplated hereby is prohibited by applicable Law; and (iv) no D&O Indemnitee shall be liable for any settlement of any such matter effected without the prior written consent of such D&O Indemnitee (such consent not to be unreasonably withheld).

(c) Prior to the Effective Time, the Company shall, and, if the Company is unable to, the Surviving Corporation shall as of the Effective Time, obtain and fully pay for “tail” policies of directors’ and officers’ liability insurance with a claims period of at least six (6) years from and after the Effective Time (the “D&O Insurance” and the aggregate amount of the premiums paid for the D&O Insurance being the “D&O Insurance Premium”) with benefits and levels of coverage at least as favorable as the existing policies of the Company with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the D&O Insurance or such equivalent insurance obtained by the Company or the Surviving Corporation, as the case may be, expires, is terminated or cancelled, or is otherwise unavailable on the terms and conditions set forth in this Section 6.5 during such six-year period, the Surviving Corporation will obtain D&O Insurance for the remainder of such period with benefits and levels of coverage that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement.

(d) If the Surviving Corporation or its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 6.5.

(e) The provisions of this Section 6.5 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnitees.

(f) The rights of the D&O Indemnitees under this Section 6.5 shall be in addition to any rights such D&O Indemnitees may have under the articles of incorporation and bylaws of the Company or any of its Subsidiaries or under any applicable Contracts or Laws.

Section 6.6 Employee Benefits. Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary thereof, the employees of the Company and its Subsidiaries as of the Effective Time will be provided with salaries, pensions and welfare benefits set forth on Schedule 6.6. The provisions of this Section 6.6 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including, for the avoidance of doubt, any Employee), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.6) under or by reason of any provision of this Agreement. Nothing in this Section 6.6 shall amend, or be deemed to amend (or prevent the amendment or termination of) any Benefit Plan or other employee benefit plan, program, policy or arrangement of Parent, any of its Affiliates, the Company or any Subsidiary.

Section 6.7 Shareholder Approval. The Company shall duly call, give notice of, convene and hold (i) a meeting of the holders of Shares for the purpose of voting upon the approval of this Agreement (the “Shareholders’ Meeting”) and (ii) a meeting of the holders of Shares for the purpose of obtaining the Section 280G Vote and the Plan Vote (the “280G/Plan Meeting”) and shall use its reasonable best efforts to hold the Shareholders’ Meeting and the 280G/Plan Meeting as promptly as practicable after the date hereof. Promptly following the execution of this Agreement, the Company shall prepare, and Parent shall, if requested by the Company, cooperate with the Company in preparing, a proxy statement relating to the Shareholders’ Meeting (together with any amendments thereof and supplements thereto, the “Proxy Statement”) and a proxy statement (together with any amendments thereof and supplements thereto, the “280G/Plan Statement”) relating to the 280G/Plan Meeting. As promptly as practicable after the execution of this Agreement, the Company shall mail the Proxy Statement and the 280G/Plan Statement to the holders of Shares, and the Proxy Statement shall contain the recommendation of the Board of Directors of the Company that the holders of Shares vote to approve this Agreement. The Company shall provide Parent and its counsel a reasonable opportunity to review the Proxy Statement and the 280G/Plan Statement and shall reasonably consider Parent’s reasonable comments to the Proxy Statement and the 280G/Plan Statement prior to mailing the Proxy Statement and the 280G/Plan Statement to the holders of Shares. The Company shall promptly correct any material information in the Proxy Statement or the 280G/Plan Statement that becomes false or misleading in any material respect and shall take all reasonable steps to cause the Proxy Statement or the 280G/Plan Statement, as so corrected, to be disseminated to holders of Shares. The Company shall use its reasonable best efforts to solicit from holders of Shares proxies in favor of approval of this Agreement and shall take all other actions necessary or advisable to secure the vote or proxy of holders of Shares required by the IBCA to approve this Agreement. With respect to the ESOP, the Trustee shall solicit participants in and beneficiaries and alternate payees of the ESOP to direct the Trustee as to the voting of Shares held in their respective accounts under the ESOP in accordance with the terms of the ESOP documents and applicable Law. The Trustee shall provide Parent and the Company and their respective counsel a reasonable opportunity to review and provide reasonable comments on all written materials to be provided to ESOP participants, beneficiaries and alternate payees relating to such pass-through voting.

Section 6.8 Related Party Transactions. Prior to the Effective Time, the Company shall cause any Contract that is disclosed (or should have been disclosed) in Section 4.23 of the Company Disclosure Schedule (or would have been disclosed in such section of the Company Disclosure Schedule but for the fact that such Contract was entered into after the date hereof), other than those Contracts specified by Parent to the Company no later than five (5) Business Days prior to the Closing, to be terminated (effective as of no later than the Effective Time) or otherwise amended to exclude the Company and its Subsidiaries with no further Liability on the part of the Company or its Subsidiaries thereunder after the Effective Time.

Section 6.9 Notification of Certain Matters. From the date hereof until the Effective Time, the Company shall promptly notify Parent in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement that would be reasonably expected to result in the failure of any of the conditions set forth in Sections 8.2(a), 8.2(b) and 8.2(c); provided, however, that the delivery of any notice pursuant to this Section 6.9 shall not be deemed to amend or modify this Agreement or any Section of the Company Disclosure Schedule or limit or otherwise affect the remedies available hereunder to Parent or Merger Sub.

Section 6.10 Further Assurances. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver, or cause to be delivered, such further certificates, instruments and other documents, and to take, or cause to be taken, such further actions as may be necessary or desirable for effecting the consummation of this Agreement and the transactions contemplated hereby. In furtherance of the foregoing, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to make all notifications to and obtain all consents from third parties pursuant to any Material Contracts to the extent that failure to make such notification or obtain such consent prior to the consummation of the transactions contemplated by this Agreement would result in the breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of the Company or any of its Subsidiaries under, or result in a loss of any benefit to which the Company or any of its Subsidiaries is entitled under, such Material Contract, which breach, default, termination, cancellation, modification, acceleration or lost benefit would be material to the Company and its Subsidiaries, taken as a whole. Promptly following the execution hereof, Parent, as sole shareholder of Merger Sub, shall approve this Agreement.

Section 6.11 ESOP Matters. Prior to the Closing and effective as of the Closing Date, the Company shall take the actions set forth on Schedule 6.11.

Section 6.12 Additional Payments and Voting Matters.

(a) In order to satisfy the requirements of section 280G(b)(5)(A)(ii) of the Code, the Company shall submit to a vote of the holders of Shares required by Code section 280G(b)(5)(B) and the regulations thereunder, for their determination as to whether all payments and benefits that in the absence of such vote could reasonably be viewed as parachute payments (within the meaning of section 280G of the Code and the regulations thereunder) may be made to individuals who are “disqualified individuals” (within the meaning of section 280G of the Code and the regulations thereunder) and will solicit the consent of such holders of Shares to such parachute payments to such disqualified individuals disclosed therein (the “Section 280G Vote”). The procedure for soliciting such Section 280G Vote (but not necessarily the outcome) shall satisfy the requirements of section 280G(b)(5)(B) of the Code and the regulations thereunder. In accordance with Code section 280G and the regulations thereunder, the Company may solicit a vote with respect to payments to all disqualified individuals in the aggregate, or a separate 280G Vote may be solicited with respect to payments to each disqualified individual. The 280G Vote procedure must be in a form reasonably satisfactory to Parent, it being understood and agreed by the parties hereto that within a reasonable period (but in no event fewer than three Business Days) prior to the mailing of the 280G/Plan Statement, the Company shall provide Parent with a copy of the proposed 280G/Plan Statement, along with a form of waiver agreement to be executed by the applicable disqualified individuals, for Parent’s review and comment and shall reasonably consider Parent’s reasonable comments with respect to such 280G/Plan Statement and form of waiver agreement. In the absence of the approval required by Code section 280G(b)(5)(B), none of the parachute payments that were the subject of the failed vote shall be paid.

(b) Prior to the Closing Date, the Company shall deliver to Parent Schedule 6.12(b)(ii), which shall set forth true, complete and accurate final calculations made pursuant to section 280G of the Code with respect to all parachute payments (including any excess parachute payments) to be made to any Person in connection with the transactions contemplated by this Agreement (and all such information as Parent may reasonably request for determining the amount of any such parachute payments) using the principles and methodologies set forth in Treas. Reg.§1.280G-1 and other applicable guidance.

(c) As soon as practicable after the date hereof and prior to the Closing Date, the Company shall submit to a vote of the holders of Shares for the adoption of the plan or plans described in Schedule 6.12(c) (each an “Additional SAR Payment Plan”) (the “Plan Vote”) that commits the Company to make additional payments to up to all holders of stock appreciation rights (“Additional SAR Payments”) in the amount necessary so that the sum of the payments pursuant to the existing stock appreciation rights (“SARs”) documents, all of which have been provided to Parent as required by Section 4.11(a), plus the Additional SAR Payment to each SAR holder will equal the amount each holder would have received under the existing SARs held by such holder if the value of the stock that is the subject of those SARs were valued for SAR payment purposes at an amount per share equal to the Per Share Merger Consideration, it being understood that the Per Share Merger Consideration for purposes of this Section 6.12(c) shall be determined after taking into account the applicable reduction of the Estimated 2010 Book Value and Final 2010 Book Value resulting from SARs liability (as set forth on Schedule 1), including with respect to the Additional SAR Payments and payments with respect to existing SARs, consistent with the examples set forth in Schedule 3 and, as applicable, any Negative Equity True-up or Positive Equity True-up as provided in Section 3.2(g). If the Plan Vote passes by a majority of the outstanding Shares that cast a vote, then the Company shall be obligated by the terms of each Additional Payment Plan in accordance with Schedule 6.12(c).

(d) Parent hereby constitutes and appoints Michael Davenport or any party designated by the Company from time to time, with full power of substitution, during and for the Proxy Term (as defined below), as Parent’s true and lawful attorney and irrevocable proxy, for and in Parent’s name, place and stead, to vote the Shares that Parent is entitled to vote (whether such entitlement now exists or is hereafter acquired), including Shares which Parent has the right to vote under the Shareholder Support Agreement, as Parent’s proxy, at every meeting of the shareholders of the Company and any adjournment thereof, or, as applicable, to instruct and direct any holder of record of such Shares to vote such Shares or execute its proxy with respect to such Shares at every meeting of the shareholders of the Company or any adjournment thereof with respect to any Section 280G Vote and the Plan Vote. Parent hereby revokes any proxy previously granted by Parent with respect to the Shares. Parent acknowledges that, pursuant to the authority hereby granted under the irrevocable proxy, the holder of the proxy nominated by the Company may vote the Shares in furtherance of its own interests and such proxy holder is not acting as a fiduciary for Parent. THIS PROXY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. For purposes of this Agreement, “Proxy Term” means the period from the execution of this Agreement until the earlier of (i) termination of this Agreement in accordance with Article IX and (ii) the Effective Time. Parent agrees that the irrevocable proxy set forth in this Section 6.12(d) shall not be terminated by any act of the Parent or by operation of law, other than upon expiration of the Proxy Term as provided in this Section 6.12(d).

(e) The Company shall take action to become obligated to make additional payments to certain ESOP participants and individual Shareholders (the “Additional Equity Holder Payments”) selected by the Company prior to the Closing Date, some or all of whose Shares were redeemed during 2010 up to the difference between the amount paid or to be paid for each such redemption and the Per Share Merger Consideration. Prior to the Closing Date, the Company shall deliver to Parent Schedule 6.12(e), which shall set forth a true, complete and accurate list of all such ESOP participants and individual Shareholders to whom the Company shall make Additional Equity Holder Payments in accordance with this Section 6.12(e) and the portion of the payment to be made to each such Person on the Closing Date, and any portion thereof to be paid after the Closing Date should be described and estimated on Schedule 6.12(e).

A preliminary Schedule 6.12(e), prepared in good faith and to the Company’s Knowledge, accurate as of the date hereof, has been provided to Parent as of the date hereof. Such preliminary schedule describes the methodology the Company used to determine those ESOP participants and individual Shareholders to whom Additional Equity Holder Payments shall be made.

(f) Any portion of the Additional SAR Payments to be paid on the Closing Date shall be set forth on Schedule 6.12(f) prior to the Closing Date, and any portion thereof to be paid after the Closing Date shall be described and estimated on Schedule 6.12(f) prior to the Closing Date.

Section 6.13 Termination of Savings Plan. The Company shall amend and terminate the Savings Plan, it being understood and agreed by the parties hereto that the wind-up of such plan, including the distribution of benefits to participants and beneficiaries, shall occur after the Closing, but all contributions due and owing to such plan for all periods (including for the final short 2010 plan year) shall have been accrued as of the Closing Date. No contributions to the Savings Plan beyond those that are accrued as of the Closing Date shall be due from and after the Closing, except final corrections for the plan year ended December 31, 2010 in accordance with the Savings Plan documents and past practice.

Section 6.14 Employment Matters. Prior to the Effective Time, Parent and the Company shall, and shall cause their Subsidiaries to, use their respective reasonable best efforts to take such actions that result in each of the individuals whose names are set forth on Exhibit B entering into an employment agreement in the form of Exhibit C (each such agreement, an “Employment Agreement”). With respect to all employees of the Company and its Subsidiaries whose names are not set forth on Exhibit B and who also are not party to an employment agreement with the Company or any of its Subsidiaries, the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts to cause such employees to remain employed by the Company and its Subsidiaries.

Section 6.15 Not-For-Profit Companies Boards of Directors. No later than five (5) Business Days prior to the Closing Date, Parent shall submit to the Company a list of individuals to serve as directors of the Not-For-Profit Companies (the “Listed Directors”) as of the Closing. Prior to the Closing, the Company, to the extent it has the authority to do so under the organizational documents of each such Not-For-Profit Company, shall cause the directors of the Not-For-Profit Companies to nominate and elect the Listed Directors to serve as directors of the Not-For-Profit Companies, effective as of the Closing. The Company shall deliver to Parent at the Closing the resignations, effective as of the Closing, of all directors of the Not-For-Profit Companies that are not Listed Directors.

Section 6.16 AGIC Shares. From the date hereof until the Effective Time, the Company shall use its reasonable best efforts to purchase, or cause to be redeemed by AGIC, all of the outstanding shares of capital stock of AGIC that the Company does not own on the date hereof, upon terms and conditions reasonably acceptable to Parent.

Section 6.17 Acquisition Proposals. The Company agrees that neither it nor any of its Subsidiaries shall, directly or indirectly, through any officer, director, employee, advisor,

representative, agent or otherwise, (i) encourage, solicit, facilitate or initiate the submission of any Acquisition Proposal. Prior to the Shareholders’ Meeting, nothing contained in this Agreement shall prevent the Company or its Board of Directors from (1) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving the Company or any of its Subsidiaries, or any purchase of 10% percent or more of the assets or equity securities of the Company or any of its Subsidiaries (any such proposal or offer hereinafter referred to as an “Acquisition Proposal”), if the Board of Directors of the Company receives from the Person so requesting such information an executed confidentiality agreement on customary terms and conditions; (2) engaging in any negotiations or discussions with any Person who has made an Acquisition Proposal; or (3) recommending such an Acquisition Proposal to the Shareholders of the Company, if and only to the extent that, (i) in each such case referred to in clause (1), (2) or (3) above, the Board of Directors of the Company determines in good faith after consultation with, and after receipt of a written opinion from, outside legal counsel that such action is necessary in order for its directors to comply with their fiduciary duties under applicable law and (ii) in each case referred to in clause (2) or (3) above, the Board of Directors of the Company determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the Acquisition Proposal and the financial capacity and any other relevant characteristics of the Person making the Acquisition Proposal (provided that for the purposes of this clause (ii), the reference to “10%” contained in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”) and would, if consummated, result in a transaction with financial terms which are more favorable to the Company’s Shareholders than the transaction contemplated by this Agreement (a “Superior Proposal”). The Company agrees that it will promptly notify Parent in writing if any Acquisition Proposal is received (but in no event later than the Business Day immediately following the date of receipt of such Acquisition Proposal) by the Company or any of its officers, directors or representatives. Such notice shall include the name of the Person or Persons making the Acquisition Proposal and the material terms and conditions of the Acquisition Proposal. The Company agrees that it shall thereafter keep Parent informed, on a current basis, of the status and terms of any Acquisition Proposal and the status of any negotiations or discussions in connection with an Acquisition Proposal.

ARTICLE VII

TAX MATTERS

Section 7.1 Tax Indemnity.

(a) The Designated Equity Holders shall indemnify and hold harmless Parent, Merger Sub and their respective Affiliates (including the Company, the Surviving Corporation and their respective Subsidiaries) from and against any Losses attributable to: (i) all Taxes (or the non-payment thereof) of the Company, the Surviving Corporation and their respective Subsidiaries for all taxable periods ending on or before December 31, 2010 and the portion of any Straddle Period ending at the end of December 31, 2010 (the “Pre-2011 Tax Period”) other than Taxes properly reserved for or otherwise reflected on the 2010 Audited Balance Sheet and shown on Section 4.10 of the Company Disclosure Schedule; (ii) all Taxes for the Pre-2011 Tax

Period of any member of an affiliated, consolidated, combined or unitary group of which the Company, the Surviving Corporation or any of their respective Subsidiaries (or any predecessor of the foregoing) is or was a member during the Pre-2011 Tax Period, including pursuant to Treasury regulation section 1.1502-6 or any analogous or similar provision of state, local or foreign Law or regulation; (iii) any liability for Taxes resulting from or attributable to a breach or inaccuracy of the representations and warranties contained in Section 4.10; (iv) except as provided in Section 7.4, any Taxes resulting from or attributable to the Merger, except to the extent caused by any action of Parent or the Surviving Corporation, or any action of the Company or any of its Subsidiaries after the Closing Date; and (v) any Scheduled Liability (clauses (i) – (v), the “Tax Losses”). For the avoidance of doubt, any indemnification pursuant to this Section 7.1 shall be subject to the procedures and limitations set forth in Article X. Notwithstanding the above, Tax Losses shall not include any Tax or related expense incurred by Parent, the Surviving Corporation or any other Affiliate of Parent to the extent such Tax or expense results from a prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA (for which there is no statutory, class or individual exemption) that arises from a Payment Default or a Holdover Claim.

(b) In the case of any Taxes that are payable with respect to a taxable period that includes (but does not end on) December 31, 2010 (each, a “Straddle Period”), the portion of any such Tax that is allocable to the Pre-2011 Tax Period shall be:

(i) in the case of Taxes based on or measured by income or receipts, deemed equal to the amount that would be payable based on an interim closing of the books as of the close of business on December 31, 2010;

(ii) in the case of Taxes that are based upon gross premiums, deemed equal to the amount that would be payable with respect to the premiums written as of the close of business on December 31, 2010; and

(iii) in the case of Taxes imposed on a periodic basis with respect to the assets of the Company, the Surviving Corporation or their respective Subsidiaries, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on December 31, 2010 and the denominator of which is the number of calendar days in the entire period.

(c) In the case of any credits attributable to a Straddle Period, the portion of any such credit that is allocable to the Pre-2011 Tax Period shall be determined in the same manner as would be applicable to the Taxes to which such credits relate.

(d) For purposes of this Section 7.1, all Taxes of the Company, the Surviving Corporation and their respective Subsidiaries for a Pre-2011 Tax Period shall be determined as if the Company and the Surviving Corporation were a separate company that was not a Subsidiary of Parent.

Section 7.2 Tax Cooperation.

(a) Parent, the Company, the Surviving Corporation and their respective Subsidiaries, on the one hand, and the Designated Equity Holders and the Shareholders’ Representative, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns with respect to the Company, the Surviving Corporation and their respective Subsidiaries and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company, the Surviving Corporation and their respective Subsidiaries and the Shareholders’ Representative, on behalf of the Designated Equity Holders, agree (1) to retain all books and records with respect to Tax matters pertinent to the Company, the Surviving Corporation and their respective Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or the Shareholders’ Representative, any extension thereof) of the respective taxable periods and to abide by all record retention agreements entered into with any taxing authority and (2) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records, and, if the other party so requests, the Company, the Surviving Corporation and their respective Subsidiaries or the Designated Equity Holders and the Shareholders’ Representative, as the case may be, shall allow the other party to take possession of such books and records.

(b) Parent and the Shareholders’ Representative further agree, upon request, to use reasonable best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed.

(c) Prior to the Closing Date, the Company shall timely prepare and file, or cause its Subsidiaries to timely prepare and file, all Tax Returns in respect of the Company and its Subsidiaries required to be filed with taxing authorities before the Closing Date in a manner consistent with past practices. The Company shall provide Parent with a copy of a substantially final draft of each such Tax Return (and such additional information regarding such Tax Return as may reasonably be requested by Parent) for its review and comment at least thirty (30) days prior to the filing of such Tax Return and shall reasonably consider Parent’s reasonable comments with respect to such Tax Returns. The Company shall timely pay to the relevant taxing authority all Taxes due in connection with any such Tax Returns. From and after the Closing Date, the Surviving Corporation shall timely prepare and file, or cause its Subsidiaries to timely prepare and file, all Tax Returns in respect of the Company, the Surviving Corporation and their respective Subsidiaries not required to be filed with taxing authorities before the Closing Date, including such Tax Returns attributable to taxable periods ending after December 31, 2010 (the “Post-2010 Tax Period”). The Surviving Corporation shall provide, or cause its Subsidiaries to provide, the Shareholders’ Representative with a copy of a substantially final draft of each Straddle Period Tax Return (and such additional information regarding such Straddle Period Tax Return as may reasonably be requested by the Equity Holders) for their review and comment at least thirty (30) days prior to the filing of such Tax Return and shall consider in good faith the Shareholders’ Representative’s reasonable comments with respect to such Tax Returns. The Company and the Surviving Corporation shall timely pay, or cause their respective Subsidiaries to timely pay, to the relevant taxing authority all Taxes due in connection with any such Tax Returns.

(d) Parent, the Company, the Surviving Corporation and their respective Subsidiaries shall not (i) amend any Tax Return, (ii) consent to the waiver or extension of the statute of limitations relating to Taxes of the Company, the Surviving Corporation or any of their respective Subsidiaries, (iii) take any Tax position on any Tax Return or (iv) compromise or settle any Tax liability, in each case if such action could reasonably be expected to have the effect of increasing any Tax Losses, in each case without the Shareholders’ Representative’s written consent, which shall not unreasonably be withheld.

Section 7.3 Refunds and Tax Benefits. Any Tax refunds that are received by the Company, the Surviving Corporation or any of their respective Subsidiaries, which refunds relate to the Pre-2011 Tax Period, shall be for the account of the Equity Holders and the Company, the Surviving Corporation or their respective Subsidiaries, as the case may be, shall pay over to the Shareholders’ Representative (or to the Trustee, in the case of the ESOP), for distribution to the Equity Holders (or allocation to the accounts of ESOP participants, beneficiaries and alternate payees, as the case may be), the amount of any such refund, net of all reasonable costs and expenses incurred by the Company, the Surviving Corporation and their respective Subsidiaries in connection with such refund, within forty-five (45) days after the actual receipt of such refund. Any Tax refunds that are received by the Company, the Surviving Corporation or any of their respective Subsidiaries that relate to the Post-2010 Tax Period (including any Tax refunds resulting from a carryback from a Post-2010 Tax Period to a Pre-2011 Tax Period) shall be for the account of the Surviving Corporation and its Subsidiaries. Notwithstanding anything to the contrary herein, any Tax refund received by the Company, the Surviving Corporation or any of their respective Subsidiaries shall be for the account of the Surviving Corporation and its Subsidiaries to the extent such amount is reflected on the Final 2010 Balance Sheet or to the extent such Tax refund creates or increases a liability for Taxes of, or reduces a refund for Taxes available to, the Company, the Surviving Corporation or their respective Subsidiaries for any Post-2010 Tax Period.

Section 7.4 Transfer Taxes. Parent and the Designated Equity Holders shall each be liable for one-half of all transfer, excise, sales, recording and similar taxes, if any, arising from the Merger (“Transfer Taxes”) and shall file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation. In the event that any such Transfer Taxes are required under applicable Law to be collected, remitted or paid by one party or any of its Affiliates, the other party shall pay its portion (as set forth above) of the amount of such Transfer Taxes to the first party or its Affiliates, as applicable, at the Closing or thereafter, as applicable, as requested by the first party.

Section 7.5 2009 Dividend Income True-up. On or prior to September 30, 2010, the Company shall amend the appropriate tax filings and pay, or cause to be paid, to the relevant taxing authorities all Taxes payable with respect to investment portfolio dividend income for the fiscal year ended December 31, 2009 to the extent such Taxes have not been paid to such taxing authorities prior to such date. Nothing in this Section 7.5 shall limit the obligations of the Designated Equity Holders pursuant to Section 7.1(a)(i) with respect to Taxes for the Pre-2011 Tax Period.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or written waiver, to the extent permitted by applicable Law by the agreement of all of the parties hereto) of each of the following conditions:

(a) Shareholder Approval. The Shareholder Approval shall have been obtained.

(b) HSR Act. The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been earlier terminated.

(c) No Prohibition. (i) No order, stay, decree, judgment or injunction shall have been entered, issued or enforced by any court of competent jurisdiction that prohibits consummation of the transactions contemplated by this Agreement and there shall not be pending any action therefor by any Governmental Entity and (ii) no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement that makes the consummation of such transactions illegal.

(d) ESOP. The Trustee shall have obtained from the ESOP Advisor (or another “independent appraiser” (within the meaning of section 401(a)(28)(C) of the Code)) an opinion directed solely to the Trustee and on which the Trustee shall be entitled to rely, stating that based upon information and analysis received by the ESOP Advisor (or such other independent appraiser) as of the Closing Date (i) the Per Share Closing Payment Consideration to be paid to the ESOP in connection with the transactions contemplated by this Agreement is at least equal to the fair market value (as such term is used for adequate consideration purposes as defined in Section 3(18)(B) of ERISA and the proposed regulations thereunder) of the Shares owned by the ESOP; and (ii) that the terms of the transactions contemplated by this Agreement as a whole are fair and reasonable to the ESOP (and its participants and beneficiaries) from a financial point of view.

Section 8.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are further subject to the satisfaction (or written waiver, to the extent permitted by applicable Law, by Parent in its sole discretion) of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in the fourth sentence of Section 4.2, Section 4.4 and Section 4.7 shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be deemed made only as of such date); and (ii) the other representations and warranties of the Company set forth in this Agreement shall be true and correct (read for such purposes without giving effect to any Material Adverse Effect or materiality qualifications contained therein) as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be deemed made only as of such date); provided, however, that, notwithstanding anything herein to the contrary, the condition set forth in this Section 8.2(a)(ii) shall be deemed to have been satisfied even if any such representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b) Covenants. Each of the covenants and agreements of the Company required to be performed or complied with by it under this Agreement on or prior to the Effective Time shall have been duly performed or complied with in all material respects.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any effect, event, condition or change that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(d) Certificates. Parent shall have received at the Closing (i) a certificate signed on behalf of the Company by a duly authorized executive officer to the effect that such executive officer has read this Section 8.2 and that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied and (ii) the certificate described in Section 3.2(f).

(e) Consents. The consents and approvals listed in Section 8.2(e) of the Parent Disclosure Schedule shall have been obtained, and all such consents and approvals shall be in full force and effect.

(f) No Restrictive Condition. None of the regulatory approvals obtained in order to satisfy the condition set forth in Section 8.2(e) shall contain any Restrictive Condition, and no Law shall have been enacted or be in effect, and no Order shall have been entered or be in effect, that contains any Restrictive Condition.

(g) Appraisal Demands. The number of Shares with respect to which the Company shall have received from the holders of such Shares written demands in accordance with section 490.1321 of the IBCA shall not exceed 5% of the aggregate number of Shares issued and outstanding.

Section 8.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or written waiver, to the extent permitted by applicable Law, by the Company in its sole discretion) of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent contained in Section 5.2 and Section 5.5 shall be true and correct as of the date hereof and as of Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be deemed made only as of such date); and (ii) the other representations and warranties of Parent set forth in this Agreement shall be true and correct (read for such purposes without giving effect to any materiality qualifications contained therein) as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be deemed made only as of such date); provided, however, that, notwithstanding anything herein to the contrary, the condition set forth in this Section 8.3(a)(ii) shall be deemed to have been satisfied even if any such representations and warranties of Parent are not so true and correct unless the failure of such representations and warranties of Parent to be so true and correct would, individually or in the aggregate, prevent or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.

(b) Covenants. Each of the covenants and agreements of Parent to be performed or complied with by it on or prior to the Effective Time shall have been duly performed or complied with in all material respects.

(c) Certificate. The Company shall have received at the Closing a certificate signed on behalf of Parent by a duly authorized officer of Parent to the effect that such officer has read this Section 8.3 and that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by written agreement of Parent and the Company;

(b) by either Parent or the Company, by giving written notice of such termination to the other party if the Closing shall not have occurred on or prior to June 30, 2011 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party hereto if such party’s breach of any provision of this Agreement was a proximate cause of the failure to effect the Closing on or prior to the Termination Date;

(c) by Parent, by giving written notice of such termination to the Company, if there has been a breach in any material respect of any representation, warranty, covenant or agreement made by the Company in this Agreement that would give rise to the failure of any of the conditions to Closing set forth in Section 8.2 and such breach or condition is not curable prior to the Termination Date;

(d) by the Company, by giving written notice of such termination to Parent, if there has been a breach in any material respect of any representation, warranty, covenant or agreement made by Parent in this Agreement that would give rise to the failure of any of the conditions to Closing set forth in Section 8.3 and such breach or condition is not curable prior to the Termination Date;

(e) by Parent, by giving written notice of such termination to the Company, if the Board of Directors of the Company or any committee thereof (i) shall have withdrawn or modified in a manner adverse to Merger Sub or Parent its adoption or recommendation of this Agreement or the Merger or shall have recommended or approved any Acquisition Proposal, (ii) shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of the Company to the Company’s shareholders that such shareholders approve this Agreement or (iii) shall have resolved to do any of the foregoing;

(f) by either Parent or the Company, by giving written notice of such termination to the other party, if the Shareholder Approval shall not have been obtained at the Shareholders’ Meeting; or

(g) by the Company, by giving written notice of such termination to Parent, if, prior to the Shareholders’ Meeting, (i) the Board of Directors of the Company shall have determined that an Acquisition Proposal constitutes a Superior Proposal pursuant to the terms and conditions contained in Section 6.17, (ii) the Company shall have given Parent prior written notice no less than one Business Day prior to such termination of its intention to terminate this Agreement pursuant to this Section 9.1(g) and (iii) the Company, prior to such termination, pays Parent in immediately available funds, the amount required to be paid pursuant to Section 9.3(a).

Section 9.2 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 9.1, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any Liability to any other party hereto, except (a) as set forth in Article XI (other than Section 11.9 (Public Disclosure)), Section 6.1 (Access and Information) with respect to confidentiality, this Section 9.2 (Effect of Termination) and Section 9.3 (Termination Fee), which shall survive the termination of this Agreement and (b) nothing contained in this Agreement will relieve any party from liability for any intentional and material breach of this Agreement.

Section 9.3 Termination Fee.

(a) If this Agreement is terminated pursuant to (i) Section 9.1(b), 9.1(c), 9.1(e) or 9.1(f) and, at the time of such termination, an Acquisition Proposal shall have been made or communicated to the senior management of the Company, the Board of Directors of the Company or the shareholders of the Company and not withdrawn or (ii) Section 9.1(g), then the Company shall pay Parent an amount equal to $50,000,000 (1) in the case of a termination of this Agreement pursuant to Section 9.1(g), prior to such termination and (2) in all other cases, no later than two Business Days after the termination of this Agreement.

(b) If the Company fails to promptly pay any amount due Parent under this Section 9.3, the Company shall also pay any costs and expenses incurred by Parent in any legal action to enforce this Agreement that results in any judgment or settlement against the Company and interest thereon at a rate per annum equal to the prime rate as published in The Wall Street Journal, Eastern Edition on the date of such payment.

ARTICLE X

INDEMNIFICATION

Section 10.1 Indemnification.

(a) After the Effective Time, the Designated Equity Holders shall, subject to the limitations set forth in Section 10.1(c) and Section 11.2 hereof, indemnify and hold harmless each of Parent, Merger Sub and their respective officers, directors, agents or Affiliates (which, after the Effective Time, shall include the Company and its Subsidiaries) (any such person shall be referred to herein together as the “Parent Indemnitees”) from and against any Losses arising out of or pertaining to: (i) the breach by the Company of any representation or warranty contained in Article IV of this Agreement or in any certificate delivered pursuant to Section 8.2(d) (it being understood that for purposes of this Section 10.1(a)(i), such representations and warranties shall be interpreted without giving effect to any express limitations or qualifications as to materiality or Material Adverse Effect set forth therein); (ii) the breach by the Company of any covenant or agreement of the Company contained in this Agreement; (iii) any Appraisal Amounts payable in respect of Dissenting Shares, to the extent greater than the aggregate of the applicable Per Share Merger Consideration otherwise payable with respect to such Shares if dissenters’ rights had not been exercised with respect thereto and any reasonable costs or expenses incurred by any Parent Indemnitee in connection with defending or otherwise litigating claims of any holders of Shares exercising dissenters’ or appraisal rights; (iv) any Tax Losses; (v) any ESOP Liability; and (vi) any Advisor Expenses to the extent not deducted in the calculation of the Per Share Closing Payment Consideration. The Shareholders’ Representative shall act as agent for the Designated Equity Holders in connection with indemnity claims by Parent Indemnitees.

(b) Any Parent Indemnitee wishing to claim indemnification under paragraph (a) of this Section 10.1 shall notify the Shareholders’ Representative within thirty (30) days of learning of any such claim, action, suit, proceeding or investigation, but the failure to so notify the Shareholders’ Representative shall not relieve the Designated Equity Holders of any liability they may have to such Parent Indemnitee except to the extent such failure materially prejudices the Designated Equity Holders. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time): (i) the Shareholders’ Representative, on behalf of the Designated Equity Holders, shall have the right to assume the defense thereof within thirty (30) days of notification of a claim by a Parent Indemnitee, and the Designated Equity Holders shall not be liable to such Parent Indemnitees for any legal expenses of other counsel or any other expenses incurred by such Parent Indemnitees in connection with the defense thereof in the event the Shareholders’ Representative assumes such defense on behalf of the Designated Equity Holders within such thirty- (30-) day period; provided that, if the Shareholders’ Representative elects not to assume such defense or counsel for the Parent Indemnitees advises the Shareholders’ Representative that there are issues that raise conflicts of interest between any of the Shareholders’ Representative and the Designated Equity Holders, on the one hand, and the Parent Indemnitees, on the other hand, the Parent Indemnitees may retain counsel satisfactory to them, and the Designated Equity Holders shall, subject to the limitations and procedures contained herein, pay all reasonable fees and expenses of such counsel for the Parent Indemnitees promptly as statements therefor are received;

provided, however, that the Designated Equity Holders shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Parent Indemnitees in any jurisdiction unless the use of one counsel for such Parent Indemnitees would present such counsel with a conflict of interest; (ii) the Parent Indemnitees will cooperate in the defense of any such matter; and (iii) the Designated Equity Holders shall not be liable for any settlement of any such matter effected without the prior written consent of the Shareholders’ Representative (such consent not to be unreasonably withheld, conditioned or delayed); and provided, further, that the Shareholders’ Representative, on behalf of the Designated Equity Holders, shall not have any obligation under this paragraph (b) to any Parent Indemnitees if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Parent Indemnitee in the manner contemplated hereby is prohibited by applicable Law.

(c) The Parent Indemnitees shall not be entitled to be indemnified for claims under Section 10.1(a)(i) or Section 10.1(a)(v) until the aggregate amount of Losses for which all the Parent Indemnitees otherwise would be entitled to indemnification under Section 10.1(a)(i) and Section 10.1(a)(v) exceeds the amount equal to 1.5% of the Final Payment Value (the “Deductible”), in which case the Parent Indemnitees shall be indemnified for the aggregate amount of all such Losses in excess of the Deductible. The maximum obligation to indemnify the Parent Indemnitees from and against Losses and the maximum amount of indemnification pursuant hereto shall not exceed the Contingent Amount (excluding the effect of any decrease (other than a decrease pursuant to Section 3.3(h)(ii)) in the calculation thereof that would otherwise be applicable pursuant to the terms of this Agreement); provided that, to the extent that the aggregate amount of indemnifiable Losses arising under Section 10.1(a)(i) with respect to a breach of any Fundamental Representations and Section 10.1(a)(iv) with respect to Tax Losses exceeds the Contingent Amount, as such amount may be reduced by applicable decreases in the calculation thereof pursuant to the terms of this Agreement, the Parent Indemnitees shall be indemnified and held harmless against such Losses in excess of the Contingent Amount, as so reduced (provided that the Contingent Amount shall be deemed to be $0 after the Per Share Merger Consideration has been paid pursuant to Section 3.2(b)) (the “Excess Loss”) by the Designated Equity Holders severally, but not jointly, with each Designated Equity Holder liable in an amount not to exceed the amount of the Excess Loss multiplied by such Designated Equity Holder’s applicable Ownership Percentage; provided that in no event shall any Designated Equity Holder be required to pay an aggregate amount under this Article X in excess of the aggregate amount of the Per Share Merger Consideration received by such Designated Equity Holder. Except as provided in the immediately preceding sentence, in no case will any Designated Equity Holder be liable to pay any amount directly to a Parent Indemnitee. In addition, in no event shall any Parent Indemnitee be indemnified under Section 10.1(a)(i) for any Loss resulting from any single or aggregated claims arising out of the same facts, events or circumstances until such Loss exceeds $50,000. Claims by Parent Indemnitees for Losses shall be satisfied (i) first, as decreases to the Contingent Amount and (ii) second, after the Contingent Amount has been reduced to $0 (or after the Per Share Contingent Consideration has been paid pursuant to Section 3.2(b)) and solely with respect to Excess Losses, against the Designated Equity Holders directly in accordance with this Section 10.1(c).

(d) For any insurance benefits or rights against any third party available to the Parent Indemnitee in respect of a Loss that the Designated Equity Holders have paid for pursuant to this Section 10.1, the Designated Equity Holders, through the Shareholders’ Representative shall be subrogated to the rights the Parent Indemnitee has against any insurer or other third party with respect thereto (and, upon the reasonable request of the Shareholders’ Representative, the Parent Indemnitee shall take appropriate actions necessary to transfer and assign such rights to the Shareholders’ Representative). The parties agree to treat all payments made pursuant to this Section 10.1 as an adjustment to the Per Share Merger Consideration for all Tax purposes to the extent permitted by Law. Any amount payable by the Designated Equity Holders under this Agreement shall be adjusted to account for any Taxes imposed upon the receipt of such payment and shall be reduced by the amount of the Tax Benefit actually realized by the Parent Indemnitee. In calculating any Loss, such amounts shall be calculated net of any amount a Parent Indemnitee shall have received pursuant to any third-party insurance, indemnification or other arrangement under any insurance policy or other contract, agreement or undertaking in connection with the facts giving rise to the right of indemnification hereunder.

(e) In the event that (a) the Shareholders’ Representative shall not have objected (or indicated that it does not have sufficient information to determine whether to object to such claim) within thirty (30) days to any amount claimed by a Parent Indemnitee for indemnification under this Article X with respect to any Loss, or (b) the Shareholders’ Representative shall have delivered notice of its disagreement within thirty (30) days of its receipt of a claim by a Parent Indemnitee as to the amount of any indemnification requested by such Parent Indemnitee (or delivered notice that it needs additional information with respect to such claim within such time) and either (i) the Shareholders’ Representative and such Parent Indemnitee shall have, subsequent to the giving of such notice, mutually agreed that the Designated Equity Holders are obligated to indemnify such Parent Indemnitee for a specified amount, or (ii) a final nonappealable judgment in favor of such Parent Indemnitee shall have been rendered by a court having jurisdiction over the matters relating to such claim by such Parent Indemnitee, the Contingent Amount shall be decreased by the amount determined to be owed to such Parent Indemnitee under this Article X.

(f) Notwithstanding anything to the contrary contained in this Agreement, none of the Designated Equity Holders or the Shareholders’ Representative shall be liable under this Article X for any punitive or consequential damages other than any such damages that are recovered by a non-Affiliate third party in connection with a third party claim.

(g) Notwithstanding anything to the contrary contained herein, the Designated Equity Holders shall not be obligated to indemnify Parent, Merger Sub, any of their Affiliates or any Parent Indemnitee to the extent any Loss is reflected on or reserved against on the Final 2010 Balance Sheet and, in calculating the amount of any Loss under Article VII or Article X, shall exclude any Loss reflected on the Final 2010 Balance Sheet.

(h) Following the Effective Time, the indemnities provided in this Article X and Section 7.1 shall be the sole and exclusive monetary remedy of Parent, its Affiliates, and their successors and assigns with respect to any and all claims for Losses sustained or incurred arising out of, in connection with or relating to this Agreement; provided, however, that nothing herein will limit in any way any Parent Indemnitee’s remedies with respect to fraud in connection with the transactions contemplated hereby.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Notices. All notices and communications hereunder shall be deemed to have been duly given, delivered or made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by telecopier; provided that the telecopy is promptly confirmed by telephone confirmation thereof to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner by such Person:

To the Company:

Rain and Hail Insurance Service, Inc.

9200 Northpark Dr, Suite 300

Johnston, IA 50101

Telephone: (515) 559-1146

Facsimile: (515) 559-1001

Attn:  Robert Haney

With a copy to:

Davis, Brown, Koehn, Shors & Roberts, P.C.

215 10th Street

Suite 1300 Davis Brown Tower

Des Moines, Iowa 50309

Telephone: 515-288-2500

Facsimile: 515-471-1980

Attn:  Frank Carroll and Beverly Evans

To the Shareholders’ Representative:

c/o Rain and Hail Insurance Service, Inc.

9200 Northpark Dr, Suite 300

Johnston, IA 50101

Telephone: (515) 559-1146

Facsimile: (515) 559-1001

Attn:  Steve C. Harms

To Parent or Guarantor:

c/o ACE Group

1133 Avenue of the Americas, 44th Floor

New York, NY 10036

Telephone: 212-827-4422

Facsimile: 212-827-4449

Attn: Deputy General Counsel, Corporate Affairs

With a copy to:

Mayer Brown LLP

71 S. Wacker Drive

Chicago, Illinois 60606

Telephone: 312-782-0600

Facsimile: 312-701-7711

Attn: Edward S. Best, Esq.

          Andrew J. Noreuil, Esq.

To Merger Sub:

c/o ACE Group

1133 Avenue of the Americas, 44th Floor

New York, NY 10036

Telephone: 212-827-4422

Facsimile: 212-827-4449

Attn: Deputy General Counsel, Corporate Affairs

With a copy to:

Mayer Brown LLP

71 S. Wacker Drive

Chicago, Illinois 60606

Telephone: 312-782-0600

Facsimile: 312-701-7711

Attn: Edward S. Best, Esq.

          Andrew J. Noreuil, Esq.

Section 11.2 Survival. The representations and warranties contained in this Agreement shall survive the consummation of the Merger until December 28, 2011; provided that (i) the representations and warranties contained in Section 4.4 (Authorizations), Section 4.7 (Binding Effect), Section 4.26 (Finders’ Fees), Section 5.2 (Corporate Authorization) and Section 5.5 (Binding Effect) shall survive indefinitely (the representations and warranties listed in this Section 11.2(i) (other than representations in Section 5.2 and Section 5.5) being the “Fundamental Representations”) and (ii) the representations and warranties contained in Section 4.10 (Taxes) shall survive until the date that is sixty (60) days after expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension with respect thereto). Neither the period of survival nor the liability of the Designated Equity Holders with respect to the Company’s representations, warranties, covenants or agreements shall be reduced by any investigation made at any time by or on behalf of Parent. If written notice of a claim has been given prior to the expiration of the applicable representations or warranties by Parent to the Shareholders’ Representative, then the relevant representations or warranties shall survive as to such claim until such claim has been finally resolved.

Section 11.3 Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable harm for which monetary damages would not be an adequate remedy would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that, in addition to other remedies to which they are entitled at Law or in equity, each party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without the necessity of proving the inadequacy of monetary damages as a remedy.

Section 11.4 Shareholders’ Representative.

(a) The Company hereby appoints the Shareholders’ Representative as the representative of the Designated Equity Holders for the purposes set forth herein and for purposes of enforcing all obligations of Parent that are for the benefit of the Designated Equity Holders after the Effective Time. If the Shareholders’ Representative should dissolve, disappear, liquidate, merge out of existence, enter into bankruptcy proceedings, or otherwise experience a similar event (or, in the case Shareholders’ Representative is an individual, die or become incapacitated) (each such event, a “Terminating Event”), its successor shall be appointed within fifteen (15) calendar days of such event by Persons holding a majority of the Shares as of immediately prior to the Effective Time, and any such successor shall be a Shareholder, an officer of a Shareholder or an Affiliate of a Shareholder and shall agree in writing to accept such appointment; provided that notwithstanding that a Terminating Event shall not have occurred, the Shareholders’ Representative shall have the right at any time to appoint an entity wholly owned by the Shareholders’ Representative as his successor hereunder and such entity shall agree in writing to accept such appointment. The choice of a successor Shareholders’ Representative appointed in any manner permitted above shall be final and binding upon all of the Designated Equity Holders. The decisions and actions of any successor Shareholders’ Representative shall be, for all purposes, those of the Shareholders’ Representative as if originally named herein.

(b) A Terminating Event of any Designated Equity Holder shall not terminate the authority and agency of the Shareholders’ Representative.

(c) Notwithstanding the terms of this Agreement to the contrary, the Shareholders’ Representative may (i) reduce the aggregate amount to be paid to the Designated Equity Holders hereunder for any costs, fees and expenses that the Shareholders’ Representative and its Affiliates may incur in performing their duties hereunder, including any costs incurred by the Shareholders’ Representative in connection with Article X or Section 3.3 or (ii) delay all or a portion of any such payment to Designated Equity Holders to reserve for any such costs, fees and expenses.

(d) By their acceptance of any payment pursuant to Article III of this Agreement, the Designated Equity Holders shall be deemed to have agreed that the Shareholders’ Representative shall have no liability (i) to any Designated Equity Holder in connection with performing its obligations hereunder, except to the extent the Shareholders’ Representative shall have acted maliciously in connection with the performance of its duties hereunder, and (ii) under this Agreement prior to the Effective Time.

(e) By their acceptance of any payments pursuant to Article III of this Agreement, the Designated Equity Holders shall be deemed to have authorized the Shareholders’ Representative, on their behalf and in their name, to:

(i) receive all notices or documents given or to be given to the Equity Holders pursuant hereto or in connection herewith and to receive and accept service of legal process in connection with any suit or proceeding arising under this Agreement. The Shareholders’ Representative shall promptly forward a copy of such notice of process to each Designated Equity Holder at an address designated by such Designated Equity Holder;

(ii) engage counsel and such accountants and other advisors for the Designated Equity Holders and incur such other expenses on behalf of the Designated Equity Holders in connection with this Agreement and the transactions contemplated hereby as the Shareholders’ Representative may deem appropriate;

(iii) take such action on behalf of the Designated Equity Holders as the Shareholders’ Representative may deem appropriate in respect of:

(A) any claims (including settlement thereof) made by any Parent Indemnitee for indemnification pursuant to Section 10.1;

(B) the rights and obligations of the Shareholders’ Representative pursuant to Section 3.3; and

(C) any calculations or distributions with respect to the Per Share Contingent Consideration;

(iv) take such other action (x) as the Shareholders’ Representative is authorized to take under this Agreement or (y) on written instructions executed by holders of a majority of the outstanding Shares immediately prior to the Effective Time;

(v) receive all documents or certificates or notices and make all determinations on behalf of the Designated Equity Holders required under this Agreement;

(vi) represent each individual Designated Equity Holder or all or certain Designated Equity Holders as a group in all litigation and negotiate or enter into settlements and compromises relating to any disputes arising in connection with this Agreement and the transactions contemplated hereby; and

(vii) take all relevant action in all such other matters as the Shareholders’ Representative may deem necessary or appropriate to consummate this Agreement and the transactions contemplated hereby.

(f) The appointment of the Shareholders’ Representative hereunder is coupled with an interest and irrevocable, and any action taken by the Shareholders’ Representative pursuant to the authority granted in this Section 11.4 shall be effective and binding on each Designated Equity Holder notwithstanding any contrary action of, or direction from, any Designated Equity Holder, except to the extent the Shareholders’ Representative shall have acted maliciously in connection with the performance of its duties hereunder.

(g) By their acceptance of any payments pursuant to Article III of this Agreement, the Equity Holders shall be deemed to have agreed, severally and not jointly (ratably in proportion to such Equity Holder’s Ownership Percentage), to indemnify, defend and hold harmless the Shareholders’ Representative against, from and in respect of any Losses in connection with or resulting from the performance of its duties hereunder or in connection with this Agreement, including any costs incurred by the Shareholders’ Representative in connection with Article X or Section 3.3, in each case after giving effect to any reductions in the aggregate consideration paid to the Designated Equity Holders pursuant to Section 11.4(c) to the extent the Shareholders’ Representative, in its sole discretion, elects to make any such reduction.

Section 11.5 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Parent and the Company and, after the Closing, the Shareholders’ Representative, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 11.6 No Third Party Beneficiaries. Except as provided in Section 6.5 (Indemnification and Insurance) for which the beneficiaries thereof shall have third party beneficiary rights, Parent and the Company hereby agree that their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder. The parties hereto further agree that the rights of third party beneficiaries under Section 6.5 (Indemnification and Insurance) shall not arise unless and until the Effective Time occurs.

Section 11.7 Successors and Assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

Section 11.8 Entire Agreement. This Agreement (including all Schedules and Exhibits hereto) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement, which shall remain in full force and effect until the Closing.

Section 11.9 Public Disclosure. Notwithstanding anything to the contrary contained herein, from and after the date hereof until the earlier of the Effective Time and the termination of this Agreement, except as may be required to comply with the requirements of any applicable Law or the rules and regulations of any Governmental Entity, no press release or similar public announcement or communication shall be made or caused to be made relating to this Agreement unless specifically approved in advance by each of Parent and the Company, which approval shall not be unreasonably withheld, conditioned or delayed.

Section 11.10 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties.

Section 11.11 Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury. THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (OTHER THAN THOSE PROVISIONS OF THIS AGREEMENT THAT ARE REQUIRED TO BE GOVERNED BY IOWA LAW). Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement exclusively in the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan of the City of New York (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 11.1 of this Agreement. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 11.13 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 11.14 Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement will not apply to the construction and interpretation hereof. A disclosure by the Company in any section of the Company Disclosure Schedule shall be deemed to be disclosed in any other section of the Company Disclosure Schedule as to which it is readily apparent from the face of such disclosure that such disclosure is applicable to such other section of the Company Disclosure Schedule, notwithstanding the absence of a reference or cross-reference thereto; provided, however, that in no event shall any disclosure contained in the Company Disclosure Schedule be deemed to be disclosed in Section 4.16(a) of the Company Disclosure Schedule other than such disclosures that are expressly set forth in Section 4.16(a) of the Company Disclosure Schedule. A disclosure by Parent in any section of the Parent Disclosure Schedule shall be deemed to be disclosed in any other section of the Parent Disclosure Schedule as to which it is readily apparent from the face of such disclosure that such disclosure is applicable to such other section of the Parent Disclosure Schedule, notwithstanding the absence of a reference or cross-reference thereto.

Section 11.15 Limited Guarantee.

(a) Guarantor, in consideration of the promises, covenants and agreements of the Company and the Shareholders’ Representative contained in this Agreement, hereby unconditionally guarantees the full and prompt payment by Parent of the aggregate Per Share Contingent Consideration required to be made by Parent pursuant to this Agreement. Guarantor waives any and all defenses and discharges it may have or otherwise be entitled to as a guarantor or surety hereunder and further waives presentment for payment or performance, notice of nonpayment or nonperformance, demand and protest. Guarantor expressly agrees that the Shareholders’ Representative may proceed directly against Guarantor under this Section 11.15 concurrently with proceeding against Parent and is not required to exhaust remedies against Parent before proceeding against Guarantor.

(b) It is understood and agreed that for purposes of giving effect to this Section 11.15, all other relevant provisions of this Agreement shall also be given effect (including Article I and the other provisions of Article XI of this Agreement).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

RAIN AND HAIL INSURANCE SERVICE, INC.

By:	/s/ Steve C. Harms
Name: Steve C. Harms
Title: Chairman

STEVE C. HARMS, solely for the purposes set forth in Articles III, VII, X and XI

By:	/s/ Steve C. Harms

ACE AMERICAN INSURANCE COMPANY

By:	/s/ Brian Dowd
Name: Brian Dowd
Title: Chairman of the Board

RAHA IOWA ACQUISITION CORP.

By:	/s/ Brian Dowd
Name: Brian Dowd
Title: President

ACE LIMITED, solely for the purposes set forth in Section 11.15

By:	/s/ Evan Greenberg
Name: Evan Greenberg
Title: Chairman, President and Chief Executive Officer

Schedule 1

2010 Book Value Calculations

Estimated 2010 Book Value and Final 2010 Book Value shall be calculated as follows:

1.	GAAP Book Value: The starting point for the calculations is the amount set forth as “Total stockholders’ equity” on the 2010 Audited Balance Sheet. (This amount was $721,883,000 on the balance sheet dated December 31, 2009 contained in the Audited Financial Statements.)

2.	Transaction Adjustments: To the extent not reflected in the amount set forth as the “Total stockholders’ equity” on the 2010 Audited Balance Sheet, the following adjustments to such amount shall be made, net of any associated tax benefits (which will be calculated at a tax rate of 36%):

•

A decrease for the amount of Company SAR liability as of December 31, 2010, including (a) the existing Company SAR compensation payable as of December 31, 2009, (b) the amount of additional Company SAR compensation payable attributable to Income and Other Comprehensive Income for the fiscal year ended December 31, 2010 and (c) the accrual of Company SAR expense as a result of the transactions contemplated by this Agreement.

•

A decrease for the aggregate amount of all installment payment amounts to be paid to certain retirees of the Company and its Subsidiaries for shares of capital stock of the Company redeemed by such retirees, including with respect to (i) appreciation of the fair value of Shares for the fiscal year ended December 31, 2010 and (ii) any additional appreciation of the fair value of Shares as a result of the transactions contemplated by this Agreement.

•

A decrease for the aggregate amount of all amounts to be paid to certain former holders of Shares and ESOP participants that redeemed such Shares on or after June 14, 2010 (other than any such redemptions that were not made at the election of the holder of such Shares) in an amount per Share equal to the excess of (i) the value per Share that would have been paid to such redeeming shareholder had such shareholder owned such Share as of immediately prior to the Effective Time over (ii) the amount paid by the Company to such redeeming shareholder upon redemption of such Share.

•

An increase or decrease, as applicable, to reflect actual MPCI underwriting results as determined on or before May 31, 2011 to the extent such results differ from the MPCI results reflected in the amount set forth as “Total stockholders’ equity” on the 2010 Audited Balance Sheet.

•

An increase or decrease, as applicable, to reflect actual 2010 agent profit sharing commission payments/accruals as determined on or before May 31, 2011 to the extent such results differ from the results reflected in the amount set for as “Total stockholders’ equity” on the 2010 Audited Balance Sheet.

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•	A decrease for each of the following expenses relating to the transactions contemplated by this Agreement:

•

Expenses associated with the winding up and termination of any defined benefit pension plan of the Company or any of its Subsidiaries, including the Retirement Income Plan, such expenses including, without limitation, the following: (i) accounting, legal, actuarial and similar service-provider fees; (ii) expense of obtaining a final favorable determination letter from the Internal Revenue Service; and (iii) the actual projected cost of distributions based upon actual participant elections except to the extent such elections are not available in which case expenses related to the satisfaction of unfunded liabilities under such plan calculated using assumptions and methodologies prescribed by the Pension Benefit Guaranty Corporation for a plan terminating immediately after the Closing Date and assuming that all participants elect the most expensive distribution option available under such plan;

•	Audit fees and expenses of Ernst & Young LLP, to the extent such expenses are accrued on or prior to December 31, 2010, in the Ordinary Course of Business;

•

Non-audit fees and expenses of Ernst & Young LLP to the extent such expenses are for services rendered on or prior to December 31, 2010 (including extraordinary work associated with due diligence requests, work paper review, review of this Agreement and schedule preparation);

•	Expenses of the Trustee and the expenses of the Trustee’s financial and legal advisors;

•

Expenses of the Company and the Trustee in connection with (i) mailing the Proxy Statement or any other disclosure documents to holders of Shares or participants in or beneficiaries or alternate payees of the ESOP, (ii) soliciting any proxies or other voting directions in connection therewith and (iii) conducting the Shareholder Meeting or any other meeting of the shareholders of the Company or obtaining any other vote by written consent of the holders of Shares in connection with the transactions contemplated by this Agreement;

•

Expenses in connection with the termination and wind-down of the ESOP, including expenses incurred in obtaining a determination letter in connection therewith from the Internal Revenue Service and other agreements required to terminate the ESOP and the ongoing expenses of administering the ESOP until such time of termination;

•

Breakage expenses resulting from existing contractual obligations, including employee incentive or retention payments determined to be contractual obligations of the Company or any of its Subsidiaries as of the Effective Time and the costs of obtaining any contractual consents pursuant to any change-of-control provisions; and

•	50% of the HSR filing fees of Parent, pursuant to Section 6.3(a).

2

To the extent reflected in the amount set forth as the “Total stockholders’ equity” on the 2010 Audited Balance Sheet, the following adjustment to such amount shall be made:

•	An increase for the aggregate amount of all Advisor Expenses.

3.	Excluded Transaction Adjustments: To the extent reflected in the amount set forth as Total Stockholders’ Equity on the 2010 Balance Sheet, the following should be excluded:

•	Purchase GAAP accounting principles, including with respect to the fair market value of assets and liabilities and the creation of goodwill or other intangibles.

•

Changes to deferred tax assets or liabilities of the Company and its Subsidiaries to reflect the tax rate of Parent and its Affiliates to the extent such tax rate is different from the tax rate of the Company and its Affiliates.

•	Accounting policies of Parent and its Affiliates as applied to the financial statements of the Company and its Subsidiaries on a pro forma basis.

•	Accounting policy changes adopted by Parent or any of its Affiliates after the Effective Time.

•	Adjustments to the capital stock of the Company that results from the consummation of the transactions contemplated by this Agreement.

•	Audit fees and expenses of Ernst & Young LLP to the extent such expenses are accrued after December 31, 2010, in the Ordinary Course of Business.

•

Employee incentive or retention payments not determined to be contractual obligations of the Company or any of its Subsidiaries as of the Effective Time, including the $25,000,000 retention pool provided for by Parent and its Affiliates for the ongoing business operations of the Company and its Subsidiaries after the Effective Time.

•	Compensation or other expense accruals implemented by Parent or its Affiliates as part of their pro forma business plan.

•	The premium paid to obtain the D&O Insurance pursuant to Section 6.5(c).

•	Amounts for which Parent Indemnitees are entitled to indemnification pursuant to Section 10.1(a)(iii).

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